SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARMSTRONG FLOORING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ARMSTRONG FLOORING, INC. 2500 COLUMBIA AVENUE, P.O. BOX 3025 LANCASTER, PA 17603 www.armstrongflooring.com April 18, 2018

2018 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

We look forward to your attendance virtually via the Internet or by proxy at the 2018 Armstrong Flooring, Inc. Annual Stockholders’ Meeting. We will hold the meeting at 9:00 a.m. Eastern time on Friday, June 1, 2018.

Please refer to the proxy statement for detailed information on each of the matters to be acted on at the meeting. Your vote is important, and we strongly urge you to cast your vote. We encourage you to vote promptly, even if you plan to attend the meeting via the Internet.

On behalf of your Board of Directors, thank you for your continued support of Armstrong Flooring.

Very truly yours,

Larry S. McWilliams
Chair of the Board

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m. Eastern Time on Friday, June 1, 2018
Attendance	Online at www.virtualshareholdermeeting.com/AFI2018
Record Date	April 9, 2018

Notice is hereby given that a meeting of the stockholders of Armstrong Flooring, Inc. (the “Company”) will be held virtually, via the Internet at www.virtualshareholdermeeting.com/AFI2018, on Friday, June 1, 2018 at 9:00 a.m. Eastern time (the “Annual Meeting”) for the following purposes:

1.	To elect six (6) director nominees named in the accompanying Proxy Statement to serve one-year terms expiring at the 2019 Annual Meeting of Stockholders;
2.	To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers;
3.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018; and
4.	To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 9, 2018 are entitled to notice of, and to vote at, the Annual Meeting, and any adjournments or postponements thereof.

By Order of the Board of Directors.

Christopher S. Parisi

Senior Vice President, General Counsel & Secretary

April 18, 2018

YOUR VOTE IS IMPORTANT. We urge you to cast your vote promptly, even if you plan to attend the Annual Meeting via the Internet. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. See “QUESTIONS AND ANSWERS” on page 1 of the Proxy Statement for further information. Instructions on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/AFI2018. Stockholders may vote and submit questions while attending the meeting via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING

TO BE HELD ON JUNE 1, 2018:

The Notice of Annual Meeting, Proxy Statement and

the Company’s 2017 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

On April 1, 2016, we became an independent public company as a result of the separation by Armstrong World Industries, Inc. (“AWI”) of its Resilient Flooring and Wood Flooring segments from its Building Products segment (the “Separation”).

We prepared this Proxy Statement under the direction of our Board of Directors (the “Board”) to solicit your proxy for use at our 2018 Annual Meeting of Stockholders to be held via the Internet on Friday, June 1, 2018 at 9:00 a.m. Eastern time (the “Annual Meeting”). When we refer to “we,” “our,” “us,” “Armstrong Flooring,” “AFI” and the “Company” in this Proxy Statement, we are referring to Armstrong Flooring, Inc. This Proxy Statement (“Proxy Statement”) and the related materials are first being distributed to stockholders on or about April 18, 2018.

QUESTIONS & ANSWERS

Why am I being asked to review these materials?

Our Board is soliciting proxies for use at the Annual Meeting. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the proposals to be voted upon at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting via the Internet and are entitled and encouraged to vote on the proposals described in this Proxy Statement.

Who is entitled to vote?

Each holder of record of our shares of common stock, par value $0.0001 per share (“Common Shares”), at the close of business on the record date, April 9, 2018 (the “Record Date”), is entitled to one vote for each Common Share owned on each matter to be voted on. As of the Record Date, 25,742,615 Common Shares were issued and outstanding and entitled to vote at the Annual Meeting, which number excludes 2,465,863 Common Shares held in treasury.

What must I do to attend the meeting via the Internet?

You may attend and participate in the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/AFI2018 where you will be able to vote and submit questions during the meeting. Stockholders who use the control number that was furnished to them with their copy of these proxy materials to log on to the meeting will be able to vote and submit questions during the meeting.

How do I vote?

You may vote your shares as follows:

By Internet Before The Annual Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Annual Meeting - Go to www.virtualshareholdermeeting.com/AFI2018

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

By Phone (1-800-690-6903) - Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

By Mail - Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your shares are registered directly in your own name with our transfer agent, AST Financial (“AST”), you are considered a “stockholder of record” with respect to those shares, and the Notice has been sent directly to you. If you hold your shares through a broker, bank or other nominee, you are considered a “beneficial owner” of those shares, holding such shares in “street name.” If you are a beneficial owner of shares, you will receive instructions from your broker or other nominee describing how to instruct your broker or nominee to vote your shares. To vote online at the Annual Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” that will permit them to vote their shares via the Internet at the meeting.

What is the deadline for voting if I do not plan to attend the Annual Meeting?

You may vote via the Internet or by telephone until 11:59 p.m., Eastern Time, on May 31, 2018, or Broadridge Investor Communications Solutions, Inc. must receive your paper proxy card by mail on or before May 31, 2018.

Can I change my vote after I have delivered my proxy?

A subsequent vote will change your prior vote. The last vote received prior to the Annual Meeting will be the one counted. If you are a stockholder of record, you may also change your vote by voting online during the Annual Meeting. Beneficial owners wishing to change their votes after returning voting instructions to their broker or other nominee must contact the broker or nominee directly.

Can I revoke a proxy?

Yes. A stockholder of record may revoke a properly executed proxy at any time before its exercise by submitting a letter addressed to, and received by, our Corporate Secretary, by delivering later dated proxy instructions or by voting online during the meeting. Beneficial owners cannot revoke their proxies at the Annual Meeting because the registered stockholders (the broker, bank or other nominees) will not be present. Beneficial owners who wish to vote online during the Annual Meeting must obtain a legal proxy from their broker, bank or other nominee.

Who will vote my shares at the Annual Meeting and how will they vote my shares if I provide voting instructions and/or grant my proxy?

Larry S. McWilliams, Chair of the Board, and Donald R. Maier, our President and CEO, were designated by the Board to vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board.

Who will count the votes and how much does it cost the Company?

We have engaged Broadridge Investor Communications Solutions, Inc. to tabulate the proxy votes and any votes cast in person for a fee of approximately $15,000 plus reasonable expenses.

What is a quorum? Why is a quorum required?

It is important that your proxy be returned because a quorum is required for our stockholders to conduct business at the Annual Meeting. The presence at the meeting or representation by proxy of the holders of Common Shares having a majority of the voting power represented by all issued and outstanding Common Shares entitled to vote on the Record Date will constitute a quorum, allowing us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this Proxy Statement includes a “routine” management proposal, shares represented by “broker non-votes” will be counted in determining whether there is a quorum present. If there is not a quorum present at the Annual Meeting, we will be forced to reconvene the Annual Meeting at a later date.

What is the effect of an abstention?

The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting, so long as the stockholder is present or represented by proxy. With regard to the election of directors, votes may be cast “for,” “against,” or “abstain,” and votes to abstain will have no effect. Abstentions may be specified on all other proposals. An abstention from voting on a matter by a stockholder present or represented by proxy at the Annual Meeting has the same legal effect as a vote “against” approval of the compensation of our named executive officers (“NEOs”) and ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2018.

How will votes be counted on shares held through brokers?

If you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors or the advisory proposal to approve the compensation of our NEOs unless the brokers receive voting instructions from the beneficial owner. The shares of a stockholder whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Brokers will be permitted to vote without voting instructions on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2018, assuming that a quorum is obtained.

How many votes are needed to approve each of the proposals?

Each director nominee will be elected by a plurality of the votes cast at the Annual Meeting. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting.

Approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of a majority of the Common Shares present online during the meeting or represented by proxy and entitled to vote at the Annual Meeting.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018 requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved.

What does it mean if I receive more than one proxy card or voting instructions?

This means that you have multiple accounts in which you own our Common Shares. Please vote all proxy cards/voting instructions from us to ensure that all of your Common Shares are voted. However, you may want to contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is AST. All communications concerning Common Shares you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting AST, 6201 15th Avenue Brooklyn, NY 11219; or by email to info@astfinancial.com; or by phone (1-800-937-5449).

What should we do if multiple stockholders reside in our household, and we wish to change the number of copies of proxy materials that we receive?

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and the annual report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a Proxy Statement or annual report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the attention of Investor Relations, 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603, via email at IR@armstrongflooring.com , or via telephone to the Investor Relations department at 717-672-9300, we will promptly provide separate copies of the annual report and/or this Proxy Statement. Stockholders sharing an address who are receiving multiple copies of the Proxy Statement or annual report and who wish to receive a single copy of such materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Where can I find voting results of the Annual Meeting?

We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Current Report on Form 8-K that we will file with the U.S Securities and Exchange Commission (“SEC”) within four (4) business days after the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board currently consists of nine (9) members, eight (8) of whom were appointed in connection with the Separation when the Company was a wholly-owned subsidiary of AWI. Richard E. Wenz was also appointed in connection with the Separation and passed away on June 29, 2016. Michael W. Malone was appointed to the Board effective October 1, 2016.

Our Amended and Restated Certificate of Incorporation (“Certificate”) and Amended and Restated Bylaws (“Bylaws”) provide that our Board is to initially be divided into three (3) classes, each comprised of three (3) directors.

Class I	Kathleen S. Lane, Michael W. Malone and Jacob H. Welch	Class term expired in 2017; reelected in 2017; to be elected on an annual basis thereafter
Class II	Jeffrey Liaw, Donald R. Maier and James J. O’Connor	Class term expires in 2018; to be elected on an annual basis thereafter
Class III	Michael F. Johnston, James C. Melville and Larry S. McWilliams	Class term expires in 2019; to be elected on an annual basis thereafter

Upon the expiration of the initial term of each class of directors, the directors of such class will thereafter stand for election annually, such that, beginning with the 2019 annual meeting of stockholders, our Board will no longer be divided into classes and each director will stand for election annually.

As noted above, the former Class I and current Class II directors are up for reelection. Based on the recommendation of its Nominating and Governance Committee (the “Governance Committee”), which is composed solely of ‘independent directors’ as defined in the New York Stock Exchange (“NYSE”) Listing Standards, the Board has nominated these directors for election at the Annual Meeting. Each nominee is a current member of the Board, and with the exception of Mr. Maier, each is an independent member of the Board. Based on this recommendation and each nominee’s prior service to the Board, credentials and experience, the Board has determined that each such nominee can make a significant contribution to the Board and should continue to serve as a director. If elected, these directors will hold office until the 2019 annual meeting of stockholders and until their successors are elected and qualified.

The Board is not seeking the election of Class III directors, whose terms have not yet expired. You may not vote for a greater number of persons than the nominees named in this Proxy Statement.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any of the nominees would be unable to serve if elected, but if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, in which case your shares will be voted for such other nominee.

The pages that follow include biographical information about each of our directors, including service as a director, experience, public company directorships held currently or at any time during the last five (5) years, and the qualifications and skills that factored into the Board’s determination that the director should serve on the Board.

FORMER CLASS I DIRECTOR NOMINEES

KATHLEEN S. LANE

Age: 60

Independent

Director Since:    March 30, 2016

Committees Served:    Audit

Experience:     Executive Vice President and Chief Information Officer of TJX Companies, Inc., a specialty multi-national apparel retailer with leading retail brands such as T-J-Maxx, Marshalls, and HomeGoods (2008 to 2013). Group Chief Information Officer at National Grid Plc., an international electricity and gas utility (2006 to 2008). Senior Vice President and Chief Information Officer of Gillette Company (Procter & Gamble) (2002 to 2006).

Other Public Company Board Experience:     EarthLink Holdings Corp. (since 2013); Bob Evans Farms, Inc. (2014 to 2017).

Skills and Qualifications:     Ms. Lane has 30 years of IT experience, including chief information officer roles in the consumer products, financial services, utilities and retail industries. From her multiple chief information officer roles, Ms. Lane provides the Board with a substantial IT and business process background as well as considerable global technical and business experience. Ms. Lane also brings gender diversity and public company board experience to our Board.

MICHAEL W. MALONE

Age: 59

Independent

Director Since:    October 1, 2016

Committees Served:    Audit (Chair); Finance

Experience:     Vice President – Finance and CFO of Polaris Industries Inc. (1997 to 2015; retired 2016). Corporate Secretary of Polaris Industries Inc. (1997 to 2010). Vice President and Treasurer of Polaris Industries Inc. (1994 to 1997). CFO and Treasurer of the predecessor company of Polaris Industries Inc. (1993 to 1994). Joined Polaris Industries Inc. in 1984 after four years with Arthur Andersen L.L.P.

Skills and Qualifications:     Mr. Malone offers our Board extensive financial and senior management knowledge and expertise, including public company CFO experience, within the manufacturing industry.

JACOB H. WELCH

Age: 34

Independent

Director Since:    March 30, 2016

Committees Served:    Finance; Management Development and Compensation

Experience: Partner at ValueAct Capital (since 2009). Analyst with The Blackstone Group in its private equity division in New York (2006 to 2009). Appointed to AFI’s Board pursuant to and in accordance with an appointment and stockholder’s agreement between AFI and members of the ValueAct Group, dated February 26, 2016.

Skills and Qualifications:     Mr. Welch offers our Board his advisory experience with ValueAct’s portfolio companies, as well as his knowledge and expertise in finance.

CLASS II DIRECTOR NOMINEES

JEFFREY LIAW

Age: 41

Independent

Director Since:    March 30, 2016

Committees Served:    Audit; Finance (Chair)

Experience:     CFO of Copart, Inc., a leading global provider of online auctions and vehicle remarketing services (since January 2016). CFO of FleetPride, Inc., a nationwide supplier of heavy-duty truck and trailer parts (2012 to 2015). Principal at TPG Capital active in TPG’s energy and industrial investing practice areas (2005 to 2012). Associate at Bain Capital prior to 2005.

Other Public Company Board Experience:     Graphic Packaging Holding Company (2008 to 2013); Armstrong World Industries, Inc. (2012 to March 31, 2016).

Skills and Qualifications:     Mr. Liaw offers our Board financial expertise and experience, including as a public company CFO within the industrials sector.

DONALD R. MAIER

Age: 54

Director Since:    March 30, 2016

Experience:     President and CEO of Armstrong Flooring, Inc. (2016 to present). Executive Vice President and CEO of Flooring Products division of Armstrong World Industries, Inc. (2014 to 2016); Senior Vice President, Global Operations Excellence of Armstrong World Industries, Inc. (2010 to 2014). Senior Advisor of TPG Capital Advisors, the global buyout firm of TPG Global (2007 to 2010). Various senior leadership, strategic and business development, marketing and engineering roles at Hillenbrand Industries and its subsidiaries Batesville Casket Company and Hill-Rom (1987 to 2007).

Skills and Qualifications:     Mr. Maier offers our Board extensive senior management expertise and experience within the manufacturing industry.

JAMES J. O’CONNOR

Age: 81

Independent

Director Since:    March 30, 2016

Committees Served:    Nominating and Governance; Management Development and Compensation

Experience:     CEO of Unicom Corporation (1994 to 1998). CEO of Commonwealth Edison Company (1980 to 1998). President of Commonwealth Edison Company (1977 to 1980).

Other Public Company Board Experience:     Armstrong World Industries, Inc. (Chair) (since 2007); United Continental Holdings (1984 to 2012); Corning, Inc. (1984 to 2011); Smurfit – Stone Container Corporation (2000 to 2011); Trizec Properties, Inc. (2003 to 2006); Unicom Corporation (former Chair) (1994 to 1998); Commonwealth Edison Company (former Chair) (1978 to 1998).

Skills and Qualifications:     Mr. O’Connor has a broad business background, having served in several chief and senior executive positions with large companies and on the boards of directors of companies as diverse as a utility company, an industrial manufacturing company and an airline. Mr. O’Connor also offers our Board extensive knowledge and expertise in senior executive leadership, management, and corporate governance and board practices of other major corporations.

THE BOARD RECOMMENDS THAT YOU VOTE ‘FOR’ THE ELECTION OF EACH OF THE FOREGOING DIRECTOR NOMINEES

 DIRECTORS WHOSE TERMS HAVE NOT YET EXPIRED

LARRY S. MCWILLIAMS, CHAIR

Age: 62

Independent

Director Since:    March 30, 2016

Committees Served:    Nominating and Governance

Experience:     Co-CEO of Compass Marketing, a marketing advisory firm to Fortune 500 consumer package companies (since 2012). President and Chief Executive Officer of Keystone Foods, a supplier of proteins and distribution services (2011 to 2012). Senior Vice President at Campbell Soup Company (2001 to 2011). President of Campbell International (2005 to 2010). President of Campbell USA (2004 to 2005). President of Campbell Soup North America (2003 to 2004).

Other Public Company Board Experience:    Armstrong World Industries, Inc. (since 2010); Bob Evans Farms, Inc. (2014 to 2017).

Skills and Qualifications:     Mr. McWilliams offers our Board senior executive leadership capabilities and experience, as well as extensive knowledge of sales, marketing, customer service relationships, international markets and distribution channels.

MICHAEL F. JOHNSTON

Age: 70

Independent

Director Since:    March 30, 2016

Committees Served:    Audit; Finance; Management Development and Compensation (Chair)

Experience:     CEO (2004 to 2008) and President and Chief Operating Officer (2000 to 2004) of Visteon Corporation, an automotive components supplier. Former President of North America/Asia Pacific, Automotive Systems Group (1999 to 2000), President of Americas Automotive Group (1997 to 1999), and other senior management positions at Johnson Controls, Inc., an automotive and building services company. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Other Public Company Board Experience:     Whirlpool Corporation (since 2003); Armstrong World Industries, Inc. (2010 to March 31, 2016); Dover Corporation (since 2013); Chair and Director of Visteon Corporation (2004 to 2009); and, Flowserve Corporation (2007 to 2013).

Skills and Qualifications:     Mr. Johnston’s executive leadership and board of directors experience offers our Board a seasoned corporate governance perspective, and he brings to our Board extensive operational, manufacturing and design, innovation, engineering and financial experience.

JAMES C. MELVILLE

Age: 66

Independent

Director Since:    March 30, 2016

Committees Served:    Nominating and Governance (Chair); Finance; Management Development and Compensation

Experience:     Member of the Minneapolis, Minnesota-based law firm of Kaplan, Strangis and Kaplan, P.A., where he has practiced in the corporate, governance, mergers and acquisitions, securities and financial areas since 1994. Previously practiced with Dorsey and Whitney in their Minneapolis and London, England offices.

Other Public Company Board Experience:     Armstrong World Industries, Inc. (since 2012).

Skills and Qualifications:     Mr. Melville brings extensive knowledge of the law, mergers and acquisitions, executive compensation, finance, capital markets and corporate governance matters, as well as international experience and financial acumen to our Board.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Guidelines address the responsibilities, duties, service and qualifications of our Board, the determination of a director’s independence and any conflicts of interest, Board access to management and independent advisors, director compensation and stock ownership requirements, Board committees and other matters relating to corporate governance. Our Corporate Governance Guidelines are available on our website under “Investor Relations” and then “Corporate Governance” http://www.armstrongflooring.com/corporate/governance.html. Also available at the same location on our website are: the charters of the Audit Committee, the Management Development and Compensation Committee (the “Compensation Committee”), the Governance Committee, and the Finance Committee of the Board; the Armstrong Flooring Code of Business Conduct, the Armstrong Flooring Code of Ethics for Financial Professionals, the Armstrong Flooring, Inc. Conflicts of Interest and Related Party Transactions Policy; and the Armstrong Flooring Recoupment Policy. Our website is not part of this Proxy Statement and references to our website address in this Proxy Statement are intended to be inactive textual references only.

BOARD LEADERSHIP STRUCTURE

Our Bylaws and Corporate Governance Guidelines provide the Board with the flexibility to determine what leadership structure works best for us, including whether the same individual should serve as both our Chair and our CEO. Larry S. McWilliams serves as the Chair of our Board, while Donald R. Maier serves as our President and CEO, and as a director. The separation of these positions allows Mr. Maier to focus primarily on execution of our business strategy and operations following our recent transition to an independent, public company, while Mr. McWilliams oversees the Board’s functions. The Board will continue to evaluate its leadership and governance structure within the context of the specific needs of the business, current Board composition, and the best interests of our stockholders.

Responsibilities of the Chair include ensuring and overseeing the:

•	recruitment of new Board members;
•	evaluation and compensation of the CEO;
•	development and maintenance of an appropriate succession plan;
•	independent evaluation of risk;
•	coordination of Board meeting schedules and agenda;
•	engagement of directors in discussions at the meetings;
•	annual performance evaluations of the Board, its committees and its individual members;
•	sufficiency of information provided by management to the Board;
•	communication, when necessary, with other directors on key issues and concerns outside of regularly scheduled meetings; and
•	effective functioning of the committees through appropriate delegation to, and membership of, the committees.

The Chair is also responsible for providing effective leadership for our independent directors to facilitate the independent oversight required by our Bylaws and Corporate Governance Guidelines, including by ensuring that:

•	a majority of our directors are independent;
•	all of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent directors; and
•

the Board meets at regularly scheduled executive sessions, outside of the presence of management and those directors not deemed to be ‘Independent Directors’ of the Board. Mr. McWilliams presides at these sessions. In addition, each of the Board’s four (4) standing committees regularly meet at similar executive sessions, at which the respective committee Chairs preside.

DIRECTOR INDEPENDENCE

It is our policy that the Board consist of a majority of directors who are not employees and are ‘independent’ under all applicable legal and regulatory requirements, including the independence requirements of the NYSE. For purposes of evaluating the independence of directors, in accordance with our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances, including the persons or organizations with which the director has an affiliation. Consistent with our Corporate Governance Guidelines, the Governance Committee has established qualifications to assist in the determination of ‘independence,’ which either meet or exceed the independence requirements of the NYSE.

The Board has determined that all of our directors, with the exception of Mr. Maier, our President and CEO, are independent within the meaning of the NYSE listing standards and the standards established in our Corporate Governance Guidelines. In addition, the Board has further determined that each of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of the NYSE listing standards, any applicable minimum standards required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the enhanced standards required for membership on such committees contained in our Bylaws that directors serving on such committees meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act, and in the case of the Compensation Committee, Rule 16b-3 under the Exchange Act and as an ‘outside director’ under Section 162(m) of the Internal Revenue Code of 1986, as amended.

BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT

Risk management is an integral part of our culture. The Company has created a committee of management co-chaired by its CFO and General Counsel and composed of representatives from several areas of the business, operations and functional units, which committee meets regularly to assess, identify and develop mitigation actions regarding the strategic, operational, infrastructure and external risks facing the Company. Representatives from the committee present reports and updates to the Audit Committee on a periodic basis, culminating with a larger presentation to the Board and review in anticipation of the preparation of the annual report on Form 10-K.

The Board’s role in risk management is to review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk. Specifically, the Board reviews management’s:

•	processes to identify matters that create inappropriate risk to achieving our business plans;
•	processes to assess the likelihood and impact of such risks in order to prioritize them;
•	identification of major risks and how we define “major;”
•	identification of primary risk mitigation owners;
•	mitigation of major risks, and our view of the resulting residual risk; and
•	monitoring of major risks.

Under the direction of the cross-functional steering committee described above, management provides its feedback on business unit risks during periodic business reviews and annual strategic planning discussions. The committee periodically meets with designated risk mitigation owners and assesses control measures. In addition, the steering committee regularly reevaluates the appropriateness of risk assessments and priorities. This process includes identifying risks that could prevent achievement of business goals or plans. The internal audit group uses the resulting information as a basis for developing its audit plan.

Each Board committee, consistent with its charter, assists the Board in overseeing the review of certain risks that are particularly within its purview, including as described in “BOARD MEETINGS AND COMMITTEES” below.

BOARD’S ROLE IN SUCCESSION PLANNING

The Board is actively engaged and involved in talent management. The full Board reviews our “Organization Vitality” in support of our business strategy at least annually. More broadly, the Board, through the Compensation Committee, is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the senior officer level, including CEO. During 2017, the Board and the Compensation Committee met in furtherance of these initiatives. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

BOARD EVALUATION

Through the stewardship of the Governance Committee and its Chair and with the assistance of an external, independent third party advisor, the Board engages in a robust self-evaluation process. The process includes an extensive review of matters affecting the Board and each committee, including meeting cadence, sufficiency of materials and presentations from management and candid assessments of a director’s input during and in between meetings. The results of this process are presented by the Governance Committee Chair in a report to the Board during executive session, typically during the first regular meeting of the fiscal year. The Board’s most recent self-evaluation took place during the first quarter of 2018.

ENVIRONMENTAL AND SUSTAINABILITY

During 2017, the Board and the Governance Committee reviewed the Company’s sustainability program from a corporate governance perspective as well as with respect to environmental, health, safety and sustainability as it relates to the Company’s financial and operational performance and public image.

BOARD MEETINGS AND COMMITTEES

There are four (4) standing committees of the Board: the Audit Committee, the Compensation Committee, the Governance Committee, and the Finance Committee, each described below.

Each standing committee has a charter and consists solely of ‘independent’ or ‘outside’ directors who meet applicable independence standards required by the NYSE, the SEC, and the Internal Revenue Service, and under our Certificate and Bylaws. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each committee is determined by the Board based on the recommendation of the Governance Committee. The Company’s Corporate Governance Guidelines provide that (i) directors who are currently fully employed should not serve on more than two (2) other corporate boards and (ii) other directors should not serve on more than four (4) other corporate boards.

Director	Independent^	Audit Committee	Compensation Committee	Governance Committee	Finance Committee
Michael F. Johnston	x	x	C		x
Kathleen S. Lane	x	x
Jeffrey Liaw	x	xFE†			C
Donald R. Maier
Michael W. Malone	x	CFE			x
Larry S. McWilliams	x			x
James C. Melville	x		x	C	x
James J. O’Connor	x		x	x
Jacob H. Welch	x		x		x
2017 Meetings		5	5	5	3

^	As defined in NYSE listing standards, our Corporate Governance Guidelines and Bylaws.
†	Jeffrey Liaw served as the Audit Committee Chair until June 2, 2017, at which time Michael W. Malone was appointed Chair.
C	Chair of the committee.
FE	‘Audit Committee Financial Expert’ as defined by Item 407(d)(5) of SEC Regulation S-K.

Our Board met eight (8) times during 2017, three (3) of which were special meetings. All directors who served on the Board during 2017 participated in at least 75% of the meetings of the Board and meetings of the committees on which they served. Board members are expected to attend annual meetings, which can be done virtually, via the Internet, because our annual meetings may be held virtually.

Audit Committee

The responsibilities of the Audit Committee are more fully described in its charter. Among other responsibilities delegated by the Board, the Audit Committee:

•

provides oversight of (i) auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent registered public accounting firm and other independent auditors, (ii) the scope of the annual audits and non-audit services performed by our independent registered public accounting firm, and (iii) our accounting practices and internal accounting controls;

•	has sole authority to engage, retain and dismiss the independent registered public accounting firm;
•	reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our SEC filings;
•	assists the Board in monitoring the integrity of our financial statements and the independent registered public accounting firm’s qualifications, independence and performance;
•	considers risks associated with overall financial reporting, legal compliance, cybersecurity and disclosure processes;
•	reviews our earnings guidance; and
•	supervises and reviews the effectiveness of our internal audit and legal compliance functions and our compliance with legal and regulatory requirements.

Each member of the Audit Committee meets the NYSE and SEC financial literacy requirements. The Board has determined that each of Mr. Liaw and Mr. Malone qualifies as an “Audit Committee Financial Expert” as defined in the Exchange Act. The Audit Committee regularly meets independently with our internal and independent auditors, with the leaders of our compliance function, and with management.

Management Development and Compensation Committee

The responsibilities of the Compensation Committee are more fully described in its charter. Among other responsibilities delegated by the Board, the Compensation Committee:

•	oversees the design of our executive compensation and benefit programs and employment practices;
•	administers and makes recommendations regarding our incentive and equity compensation plans;
•

reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO and evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation;

•	oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO;
•	reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking; and
•	monitors senior management succession planning.

Compensation Committee Interlocks and Insider Participation     None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries, or had any relationship with the Company that requires disclosure under applicable SEC regulations.

Nominating and Governance Committee

The responsibilities of the Governance Committee are more fully described in its charter. Among other responsibilities delegated by the Board, the Governance Committee:

•	monitors the independence of nonemployee directors;
•	reviews and evaluates director candidates and makes recommendations to the Board concerning nominees for election as Board members;
•	establishes criteria for the selection of candidates to serve on the Board;
•	recommends directors for appointment to Board committees;
•	makes recommendations to the Board regarding corporate governance matters;
•	reviews and makes recommendations to the Board regarding the compensation of nonemployee directors;
•	oversees our insurance program for directors and officers liability;
•	oversees the Company’s director education and orientation programs; and
•	coordinates an annual self-evaluation of the performance of the Board and each committee through assistance from an independent, third-party advisor.

Finance Committee

The responsibilities of the Finance Committee are more fully described in its charter. Among other responsibilities delegated to it by the Board, the Finance Committee:

•	reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities;
•	oversees banking arrangements, including the investment of corporate cash and management of foreign currency exchange hedges;
•	oversees management of the corporate debt structure;
•	reviews and approves material finance and other cash management transactions;
•	oversees and advises the Board on assessing capital expenditures, operating income, cash flow, cash management and working capital;
•	reviews investment strategies and policies;
•	assesses any dividend payment policy and capital structure plans and adjustments;
•	considers plans to repurchase our stock;
•	reviews our actual and forecasted operating performance; and
•	considers financial aspects of proposed mergers, acquisitions, divestitures, strategic investments, collaborations and joint ventures.

Other Committees     In addition to the standing committees described above, members of the Board may meet on an ad hoc basis to discuss and approve matters through other committees that have been previously established by the Board. Such committees may address such matters as succession planning and crisis response.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to our Conflicts of Interest and Related Party Transactions Policy, any related party transaction that may arise is required to be reviewed and approved by the Governance Committee, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, stockholders owning more than 5% of the Company’s outstanding Common Shares, or immediate family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404 of Regulation S-K under the Exchange Act. The Chair of the Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Governance Committee at its next regular meeting.

In connection with his appointment to the Board pursuant to the Appointment and Stockholder’s Agreement, Mr. Welch, a Partner at ValueAct Capital, is entitled to receive an annual retainer (payable in cash) of $90,000 for his service on the Board, and an annual equity award in the form of restricted stock units under the 2016 Directors’ Stock Unit Plan (the “2016 Directors Stock Unit Plan”) having an aggregate fair market value of $105,000 (based on the closing price of our Common Shares as reported by the NYSE on the date of grant). Mr. Welch has directed that his cash retainers be directly paid to ValueAct Capital Management, L.P., and under an agreement with ValueAct Capital, Mr. Welch is deemed to hold it for the benefit of the limited partners of ValueAct Capital Master Fund L.P., and indirectly for other members of the ValueAct Group.

DIRECTOR QUALIFICATION STANDARDS

The Governance Committee performs an assessment of the qualifications and experience needed by the Board to properly oversee management of the Company. In doing so, the Governance Committee believes that aligning director qualifications and skill sets with our business and strategy is essential to forming a board that adds value for stockholders. While the Board does not have a formal diversity policy with respect to director nominations, it believes that a board composed of individuals with diverse attributes and backgrounds enhances the quality of the Board’s deliberations and decisions. The Board has an expansive view of diversity, going beyond the traditional concepts of race, gender and national origin. The Board believes that the diversity of viewpoints and educational backgrounds, and differences in professional experiences and expertise represented on the Board evidences diversity in many respects. The Board believes that this diversity, coupled with the personal and professional ethics, integrity and values of all of the directors, results in a board that can guide us with good business judgment.

The Governance Committee expects each of our directors to have proven leadership, sound judgment, integrity and a commitment to our success. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board and contributions to their respective committees.

The Governance Committee will consider director candidates nominated by stockholders. When evaluating the candidacy of nominees proposed by stockholders, the Governance Committee may request additional information as it may consider reasonable to determine the proposed nominee’s qualifications to serve as a member of the Board.

The procedures for recommending candidates are posted at www.armstrongflooring.com/corporate/nominating-governance-committee.html. Stockholders who wish to suggest individuals for service on the Board are requested to review our Bylaws and supply the information required therein in a written request to the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603.

The Chair of the Annual Meeting or any other annual or special meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require us to include information regarding a proposed nominee in our proxy solicitation materials.

DIRECTOR EDUCATION

New directors participate in an orientation process to become familiar with the Company and its strategic plans and businesses, significant financial matters, core values including ethics, compliance programs, corporate governance practices and other key policies and practices through a review of background materials, meetings with senior executives and visits to Company facilities. The Governance Committee is responsible for providing guidance on directors’ continuing education. The Committee conducted an education session in 2017 in which all directors attended regarding the Board’s role in oversight of the Company’s cybersecurity risk management program.

COMMUNICATION WITH THE BOARD

Any person who wishes to communicate with the Board, the nonemployee directors as a group, or individual directors, including the Chair, may direct a written communication to the attention of the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603. The Corporate Secretary will forward these communications to the intended recipient director(s). You may also send general messages to directors by email to directors@armstrongflooring.com. If you wish to send an email message to the Governance Committee, including a recommendation regarding a prospective director, please send the message to the directors@armstrongflooring.com. The Corporate Secretary will forward these messages, as appropriate.

COMPENSATION OF DIRECTORS

In establishing our nonemployee director compensation program, including the overall value of compensation and the mix of cash and equity, the Board analyzes competitive market data and any underlying director compensation trends generally, and compares our program to those of similarly sized companies in comparable industries. Our nonemployee directors are compensated through a combination of annual retainers and equity grants in the form of stock units. The Board believes that this level of compensation supports the Company’s ability to attract nonemployee directors with suitable backgrounds and experiences. A director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board or on any committee of the Board.

The Governance Committee, which is composed solely of independent directors, has the primary responsibility to review and consider any revisions to the nonemployee director compensation program. The Governance Committee reviewed the  nonemployee director compensation program in 2017 and determined that no revisions were warranted.

The following table describes the elements of the nonemployee director compensation program:

FISCAL YEAR 2017 NONEMPLOYEE DIRECTOR RETAINERS

CASH
Annual Retainer (1)	$90,000

Chair Fees (1) :

Board Chair	$60,000
Audit Committee	$20,000
Management Development & Compensation Committee	$20,000
Nominating & Governance Committee	$10,000
Finance Committee	$20,000

Special Assignment Fees (2)	$2,500	(3)

EQUITY (4)
Annual Retainer ( Board Chair )	$160,000
Annual Retainer	$105,000

(1)	paid in quarterly installments, in arrears
(2)	may be paid in connection with: one-on-one meetings with the CEO; plant and/or field visits not part of a regular Board meeting; or other non-scheduled significant activities
(3)	per diem; $1,250 for less than four hours
(4)

annual (or pro-rated) grant of restricted stock units; effective as of the first business day following the date of the annual meeting of stockholders, and the amount of each grant is determined by the NYSE closing price of our Common Shares on such date

DIRECTORS STOCK UNIT PLAN

Prior to the Separation, the board of directors of AWI approved the 2016 Directors Stock Unit Plan as AFI’s sole stockholder. The 2016 Directors Stock Unit Plan is designed to promote the growth and profitability of AFI by increasing the mutuality of interests between AFI’s non-employee directors and the AFI stockholders. The plan provides for the issuance to nonemployee directors of “units,” or rights to receive Common Shares (“Director RSUs”), which rights may be made conditional upon continued service or the occurrence or nonoccurrence of specified events. Except as otherwise determined by the plan administrator and unless deferred by the director, the units awarded under the plan will generally vest and settle, contingent on continued service as a director, on the earlier to occur of the next annual stockholders meeting, the date of the director’s death or disability, or the date of a “change in control” (as such term is defined in the plan) of AFI.

The 2016 Directors Stock Unit Plan is generally administered by the Governance Committee, which has the authority to (i) make discretionary grants of units to eligible directors; (ii) prescribe terms, conditions, limitations and restrictions applicable to any grant; and (iii) interpret the plan, adopt, amend and rescind rules relating to the 2016 Directors Stock Unit Plan and make all other determinations necessary or advisable with respect to the plan.

Upon the occurrence of certain corporate events that affect the Company’s common stock, including but not limited to extraordinary cash dividends, stock splits, reorganizations or other relevant changes in capitalization, the administrator will make appropriate adjustments with respect to the number of shares available for grants under the 2016 Directors Stock Unit Plan, the number of units covered by existing grants and the maximum number of shares that may be granted to any participant.

The maximum grant date value of the Common Shares subject to grants of Director RSUs made to a participant during any one calendar year, taken together with any cash fees earned by such participant during the calendar year, will not exceed $600,000 in total value. For purposes of this limit, the value of grants will be calculated based on the grant date fair value for financial reporting purposes.

STOCK OWNERSHIP GUIDELINES

The Governance Committee, following a review of current trends for stock ownership requirements of nonemployee directors, established stock ownership guidelines for all nonemployee directors that require each nonemployee director to achieve and hold Common Shares representing an amount equal to five (5) times the director’s annual cash retainer within five (5) years.

DIRECTOR COMPENSATION TABLE – 2017

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
Mr. Johnston	110,000	105,000	—	—	—	5,000	220,000
Ms. Lane	90,000	105,000	—	—	—	—	195,000
Mr. Liaw	118,400	105,000	—	—	—	—	223,400
Mr. Malone	101,600	105,000	—	—	—	—	206,600
Mr. McWilliams	150,000	160,000	—	—	—	—	310,000
Mr. Melville	100,000	105,000	—	—	—	—	205,000
Mr. O’Connor	90,000	105,000	—	—	—	5,000	200,000
Mr. Welch (5)	90,000	105,000	—	—	—	—	195,000

(1)

Represents amounts that are in units of our Common Shares. The amounts reported represent the aggregate grant date fair value for Director RSUs granted during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Shares on the date of the grant.

(2)	The directors do not receive stock options as part of their compensation for service on the Board.
(3)	There is no plan or arrangement for directors to defer the cash compensation that they receive as part of their compensation for service on the Board.
(4)	Represents matching gifts to qualified higher educational institutions.
(5)

Under an agreement with ValueAct Capital, Mr. Welch is deemed to receive the cash portion of his retainer for Board service and hold the Director RSUs for the benefit of the limited partners of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our outstanding Common Shares as of April 3, 2018 or the date of any applicable reports filed by such persons or groups prior to that date. Beneficial ownership is determined in accordance with applicable rules of the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding(1)
ValueAct Capital Master Fund, L.P.(2) One Letterman Drive, Building D, 4th Floor San Francisco, CA 94129	4,600,000	17.86%

GAMCO Investors, Inc.(3) One Corporate Center Rye, NY 10580	2,179,505	8.46%

Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	1,956,972	7.60%

The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	1,746,586	6.78%

BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	1,545,199	6.00%

Nantahala Capital Management, LLC(7) 15 East 62nd Street, New York, NY 10065	1,403,321	5.45%

(1) (2) (3) (4) (5) (6) (7)

Based on 25,742,127 Common Shares outstanding as of March 30, 2018, as reported to the NYSE (28,207,990 shares reported, less 2,465,863 shares held in treasury).

On a Schedule 13D filed with the SEC on April 11, 2016, ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC each reported shared voting and dispositive power with respect to 4,600,000 shares. VA Partners I, LLC is the general partner of ValueAct Capital Master Fund, L.P. ValueAct Capital Management, L.P. renders management services to ValueAct Capital Master Fund, L.P. ValueAct Capital Management, LLC is the general partner of ValueAct Capital Management, L.P. ValueAct Holdings, L.P. is the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and is the majority owner of the membership interests of VA Partners I, LLC.  ValueAct Holdings GP, LLC is the general partner of ValueAct Holdings, L.P.

On a Schedule 13D Amendment Number 3 filed with the SEC on February 15, 2018, Gabelli Funds, LLC reported sole voting and dispositive power with respect to 486,100 shares, GAMCO Asset Management Inc. reported sole voting power with respect to 1,275,455 shares and sole dispositive power with respect to 1,446,455 shares, Teton Advisors, Inc. reported sole voting and dispositive power with respect to 246,400 shares, Associated Capital Group, Inc. reported sole voting and dispositive power with respect to 150 shares and Mario J. Gabelli reported sole voting and dispositive power with respect to 400 shares.

On a Schedule 13G filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP reported sole voting power with respect to 1,875,076 shares and sole dispositive power with respect to 1,956,972 shares.  Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess voting and/or investment power over shares that are owned by the Funds, and may be deemed to be the beneficial owner of shares held by the Funds. However, all reported shares are owned by the Funds.

On a Schedule 13G Amendment Number 1 filed with the SEC on February 12, 2018, The Vanguard Group reported sole voting power with respect to 24,062 shares, shared voting power with respect to 846 shares, sole dispositive power with respect to 1,722,928 shares and shared dispositive power with respect to 23,658 shares.  Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 22,812 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,096 shares as a result of its serving as investment manager of Australian investment offerings.

On a Schedule 13G Amendment Number 1 filed with the SEC on January 29, 2018, BlackRock, Inc. reported sole voting power with respect to 1,483,615 shares and sole dispositive power with respect to 1,545,199 shares. BlackRock, Inc. is the parent holding company of BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC.

On a Schedule 13G filed with the SEC on February 14, 2018, Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack reported shared voting and dispositive power with respect to 1,403,321 shares. As of December 31, 2017, Nantahala Capital Management, LLC may be deemed to be the beneficial owner of 1,403,321 shares held by funds and separately managed accounts under its control, and as the managing members of Nantahala Capital Management, LLC, each of Messrs. Harkey and Mack may be deemed to be a beneficial owner of those shares.

MANAGEMENT AND DIRECTORS

The following table sets forth, as of April 3, 2018, the amount of Common Shares beneficially owned by all directors, currently-serving NEOs (as identified in the “COMPENSATION DISCUSSION AND ANALYSIS”) and all directors and executive officers as a group in accordance with applicable SEC rules.

Name	Number of Common Shares Beneficially Owned	Number of Shares Subject to Options(1) Exercisable or Which Become Exercisable Within 60 Days	Total Number of Shares Beneficially Owned(2)	Restricted Stock Units(3) / Unvested Options	Total Common Shares Beneficially Owned Plus Restricted Stock Units and Unvested Options
Brent A. Flaharty	0	0	0	26,591	26,591
Ronald D. Ford	0	0	0	55,080	55,080
Michael F. Johnston	0	—	0	81,303	81,303
Kathleen S. Lane	0	—	0	14,787	14,787
Jeffrey Liaw	0	—	0	37,355	37,355
Donald R. Maier	45,689	264,841	310,530	76,561	387,091
Michael W. Malone	0	—	0	11,423	11,423
Larry S. McWilliams	13,823	—	13,823	8,710	22,533
James C. Melville	2,115	—	2,115	16,902	19,017
James J. O’Connor	3,500	—	3,500	18,287	21,787
Dominic Rice	14,121	27,126	41,247	36,308	77,555
Jacob H. Welch (4)	0	—	0	5,716	5,716
Directors and Executive Officers as a group (14 persons)(5)	85,907	330,667	416,574	414,893	831,467

(1)	Directors do not receive stock option grants under the 2016 Directors Stock Unit Plan or as part of the compensation program for nonemployee directors.
(2)

No individual director or executive officer other than Mr. Maier (1.5%) beneficially owns 1% of the Common Shares outstanding as of March 30, 2018. The directors and executive officers as a group beneficially own approximately 2% of the Common Shares outstanding as of March 30, 2018.

(3)

Represents, in the case of NEOs, unvested time-based restricted stock units (“NEO RSUs”) granted to them under the 2016 AFI long-term incentive plan and, in the case of nonemployee directors, vested and unvested stock units (Director RSUs) granted to them as part of their annual retainer for Board service that are not acquirable by the director within 60 days of March 30, 2018 under the terms of the 2016 Directors Stock Unit Plan. See Directors Aggregate Ownership table below for further information. Neither the unvested NEO RSUs nor the Director RSUs have voting power.

(4)

Under an agreement with ValueAct Capital, Mr. Welch is deemed to hold the Director RSUs for the benefit of the limited partners of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.

(5)	Includes amounts for John C. Bassett, SVP, Human Resources and Christopher S. Parisi, SVP, General Counsel and Secretary.

DIRECTORS – AGGREGATE OWNERSHIP

The table below sets forth, as of March 27, 2018, additional detail as to each nonemployee director’s ownership and rights to ownership in the Company’s equity.

Name	Common Shares (1)	Vested Restricted Stock Units (2)	Unvested Restricted Stock Units (3)(4)	Total Equity	Total Value (5)
Michael F. Johnston	0	75,587	5,716	81,303	$1,113,038
Kathleen S. Lane	0	9,071	5,716	14,787	$202,434
Jeffrey Liaw	0	31,639	5,716	37,355	$511,390
Michael W. Malone	0	5,707	5,716	11,423	$156,381
Larry S. McWilliams	13,823	0	8,710	22,533	$308,477
James C. Melville	2,115	9,071	5,716	16,902	$231,388
James J. O’Connor	3,500	9,071	5,716	18,287	$250,349
Jacob H. Welch(6)	0	0	5,716	5,716	$78,252
Total	19,438	140,146	48,722	208,306	$2,851,709

1.

Includes, for Messrs. Melville and O’Connor, shares acquired in a pro rata distribution by AWI as a result of the Separation (every 2 shares of AWI common stock resulted in 1 Common Share), and for Mr. McWilliams, shares acquired following the vesting of his 2016 grant for retainer services under the terms of the 2016 Directors Stock Unit Plan.

2.

Includes Director RSUs that have vested but are not yet acquirable by the director which were granted under the director compensation program of AWI prior to the Separation; amounts were adjusted based on exchange ratio calculated based on the closing price of AWI’s common stock on April 1, 2016 and the opening price of our Common Shares on April 4, 2106, both as reported on the NYSE. The Exchange Ratio was 3.70248. Vested units will be acquirable by the director (x) for units granted prior to June 2011, six (6) months following the termination of the director's service on the Board, and, (y) for units granted during and after June 2011, at the time of the termination of the director's service on the Board. Also includes Director RSUs granted and vested under the 2016 Directors Stock Unit Plan but are not yet acquirable until the termination of the director’s service on the Board per the director’s election to defer.

3.

Director RSUs granted on June 5, 2017 under the terms of the 2016 Directors Stock Unit Plan. The Director RSUs vest (contingent upon the director's continued service as of such date) on the earlier of (i) the next annual stockholders meeting following the grant; (ii) the death or total and permanent disability of the director; or (iii) the date of any Change in Control (as defined in the Plan). Shares will be issued for vested units within 60 days of (x) the vesting date, or (y), a later deferral date if deferred by the director under the terms of the Plan.

4.

Under the terms of the 2016 Directors Stock Unit Plan, Director RSUs vest on the date of the Company’s annual meeting of stockholders that immediately follows the grant date. The Director RSUs in this column will vest on June 1, 2018 (contingent upon the director's continued service as of such date).

5.

Represents an amount equal to the sum of the number of Common Shares beneficially owned, plus the number of vested and unvested Director RSUs, as applicable, multiplied by $13.69, which was the closing price of the Company’s Common Shares on the NYSE on March 27, 2018.

6.

Under an agreement with ValueAct Capital, Mr. Welch is deemed to hold the Director RSUs for the benefit of the limited partners of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide a detailed description of our compensation programs, including the underlying philosophy and strategy, the individual elements, the methodology and processes used by the Board and the Management Development and Compensation Committee (“the Committee”) to make compensation decisions, and the relationship between AFI performance and compensation delivered in fiscal year 2017.  The discussion in this CD&A focuses on the compensation of our CEO, individuals serving in the role of CFO, and the next three most highly compensated senior executives for the fiscal year 2017.  These individuals, referred to as AFI’s NEOs, were:

•	Donald R. Maier, President and CEO
•	Ronald D. Ford, Senior Vice President and CFO (appointed effective September 1, 2017)
•	Joseph N. Bondi, Senior Vice President, Chief Product Officer (resigned effective February 1, 2018)
•	Dominic C. Rice, Chief Product Officer and Senior Vice President, Global Operations
•	Brent A. Flaharty, Senior Vice President, North America Sales (promoted on March 6, 2017)
•	Kimberly Z. Boscan, Interim CFO, Vice President and Controller (served as Interim CFO from May 8, 2017, to August 31, 2017, resigned effective March 15, 2018)
•	John “Jay” W. Thompson, Former Senior Vice President and CFO (served as Senior Vice President and CFO through May 8, 2017)

We seek to pay our senior executives fairly and competitively and to link pay with performance.  Each NEO’s total compensation is targeted to the market median while actual compensation is linked to performance.  The main elements of our compensation program are base salary, a short-term incentive under our Annual Incentive Plan (AIP), and long-term incentive (LTI) grants.  To facilitate the link between NEO compensation and company performance, a significant portion of our senior executives' target compensation is performance-based.  We emphasize compensation opportunities that reward our senior executives when they deliver targeted financial results and drive stockholder value.  In fiscal year 2017, incentive compensation (annual incentive awards and equity incentive awards) accounted for approximately 78% of Mr. Maier’s total target direct compensation (base salary, annual incentive awards and long-term equity incentive awards) and approximately 59% of the average total target direct compensation of the other NEOs.

EXECUTIVE SUMMARY

Our Business

We are a global leader in the design and manufacture of floors.  As of December 31, 2017, we operated 15 plants in 3 countries and had approximately 3,600 employees worldwide.  For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC.

Our 2017 Business Performance

Our 2017 EBITDA performance of $65 million was lower than 2016 performance of $83 million and did not meet our initial expectations of $75 to $85 million, resulting in no fiscal year 2017 AIP payouts.  The underperformance was primarily due to continued volume declines in portions of our legacy portfolio and a difficult price environment.

While disappointing, we believe that management took a number of important steps to revitalize our portfolio and drive the business toward our medium-term target of 10% EBITDA margins:

•	LVT sales grew at double digit rates, with meaningful growth in manufactured products with Diamond 10® Technology, as well as sourced products, such as our Rigid Core products.
•	We continued product innovation, including the expansion of our Diamond 10® Technology to solid wood on our Paragon product line.
•

In early 2017, we announced the combination of our commercial and residential go-to-market organizations. The new structure provides enhanced support and responsiveness to retailers and contractors and fosters greater alignment with distributors, which cover both commercial and residential markets.  To provide focus to the new structure, Brent Flaharty was promoted to SVP, North America Sales effective March 6, 2017.

•	In the second quarter of 2017, we acquired the VCT assets of Mannington Mills, Inc.
•	We repurposed a portion of our Stillwater, Oklahoma vinyl sheet plant to add LVT manufacturing capacity.
•

Volume declines in our Wood Flooring segment reflected shifting consumer preferences and continued competitive pressures from lower-priced imports.  As a result, we closed two wood plants in Q4 2017 driving annualized savings of $8 to $10 million.

•	Ronald D. Ford was appointed Senior Vice President and CFO effective September 1, 2017 replacing Jay Thompson who resigned May 8, 2017.
•	Free cash flow expanded by $2 million over 2016 to $19 million, primarily due to improvements in net working capital.
•

We maintained a healthy liquidity position necessary to provide the financial flexibility to accomplish our strategic vision. In March 2017, our Board of Directors authorized a share repurchase program of up to $50 million.  The repurchase program is aligned with our goal to increase the efficiency of our capital structure over time while preserving sufficient liquidity to invest in growth projects and other value-accretive opportunities.

In February 2018, we announced a shift to empower our distributors with increased responsibility for marketing, merchandising and sales of our residential flooring products, and that we were focusing our resources to drive growth with our national retail and commercial customers.  To help retain our senior executives during this transition and implement the changes needed for our success, we made retention equity grants to our senior executives in February 2018.

We believe that these changes will enhance our competitive position and position us to achieve our medium-term goals.

Our 2017 Executive Compensation Objectives and Actions

The Committee reviews and makes decisions about senior executive compensation, including the amount of base salary, short-term incentive awards and long-term incentive awards made to our NEOs.  The Committee takes into account our financial and business results, individual performance and competitive data.  In light of these considerations, the Committee made the following executive compensation decisions in fiscal year 2017:

•

Continued the emphasis on the use of performance-based equity incentives so that the achievement of target compensation for our senior executives correlates with strong performance for AFI and our stockholders.

•

Established fiscal year 2017 performance goals for our Annual Incentive Plan, including target adjusted EBITDA of $90 million consistent with our Board-approved business plan.  These performance goals were calculated consistently with the way in which our publicly disclosed non-GAAP financial measures were calculated.  (See Annex A for more information about our non-GAAP financial measures, including a reconciliation to GAAP.)

•	Set target incentive levels for fiscal year 2017 Annual Incentive Plan of 110% of base salary for the CEO and a range of 50% to 70% of base salary for the other NEOs.
•	Approved no fiscal year 2017 Annual Incentive Plan payouts, as the 2017 $65 million adjusted EBITDA result was below threshold performance.
•

Granted annual LTI awards to our NEOs after considering our compensation philosophy and the Committee's assessment of individual performance and expected future contributions. Our NEOs have a significant percentage of their total compensation linked to performance-based compensation elements, specifically the long-term incentive grants. The grant value of each annual LTI award was 100% performance-based awards (PSAs) for Messrs. Maier, Bondi, Flaharty, Rice and Thompson and 100% performance-based stock units (PSUs) for Mr. Ford.  As Ms. Boscan was not a top tier executive at the time that annual LTI incentive awards were granted, Ms. Boscan received an annual LTI award consisting of 75% PSUs and 25% time-based restricted stock units (RSUs).

•

Approved the executive compensation actions relating to the promotion of Mr. Flaharty to SVP, NA Sales effective March 6, 2017, the appointment of Ms. Boscan as interim CFO effective May 8, 2017, and the appointment of Mr. Ford to SVP, CFO effective September 1, 2017, including one-time RSU grants to Messrs. Flaharty and Ford.

•	Reviewed and approved a revised peer group which improved alignment specifically with companies of similar market capitalization.
•	Reviewed and approved an amended Change in Control Severance Agreement to strengthen the terms of the executive’s non-competition and non-solicitation covenants.

We believe that the fiscal year 2017 compensation of our senior executives was aligned with AFI's fiscal year 2017 results. Our compensation policies have enabled us to attract talented and experienced senior executives. We believe that these policies have benefited AFI since the Separation and will position us for growth in future years.

Investor Outreach

We seek regular engagement with investors in order to communicate our strategy and to solicit feedback from the investment community. The Company periodically discusses feedback, including key themes and other insights gained from the investor outreach meetings, at the Company’s Board and Committee meetings, as appropriate. The Board, as well as the management team, values the perspectives of our investors as it helps us to understand and evaluate the effectiveness of our investor communications. We also engage a third party consultant to obtain independent feedback from our investors.

Additionally, the Committee takes into consideration the results of the annual advisory vote on the Company’s executive compensation program. At the 2017 Annual Meeting, approximately 71% of the Company’s stockholders who voted expressed their approval of the compensation of the Company’s named senior executives. Since our 2017 Annual Meeting, three of the seven stockholders with 5% or more of our outstanding shares as of March 31, 2017 are no longer AFI stockholders as of March 31, 2018.  ValueAct Capital, our largest stockholder representing approximately 18% of our outstanding shares is represented on our Board.

As a result of the 2017 stockholder vote and in furtherance of our stockholder engagement program, in November and December of 2017, we invited our top stockholders representing approximately 41% of our outstanding shares to participate in discussions regarding executive compensation, environmental, social and governance matters. Members of our management, including representatives from our Compensation, Investor Relations, Sustainability and Legal teams met with a sub-set of the top stockholders to discuss their expectations and ensure that our compensation program is understood and aligned to their expectations. We discussed our approach to executive compensation programs, stockholder views on the program design and the most recent revisions to our compensation plans. As a result of these discussions, we have enhanced our disclosure regarding the manner in which the Committee evaluates and considers its selection of metrics for the Annual Incentive Plan and the Long-Term Incentive awards.

We believe that we have strong alignment between business strategy and compensation design and that our incentive plan metrics align with our business strategy, as further discussed below. We regularly analyze our practices to ensure we remain a leader in executive compensation best practices and remain aware of investor concerns.

OUR EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY AND OBJECTIVES

Our long-term success and growth depend on attracting and retaining highly capable global business leaders with the experience and skills to deliver our strategy in a volatile and changing market environment.  Thus, our executive compensation programs are designed to attract, motivate and retain those high-quality leaders.  Generally, the same principles that apply to our NEOs also apply to the compensation of our salaried employees.  In developing and maintaining our executive compensation program, the Committee focuses on the following key objectives:

•	Align executive interests with stockholders’ interests to maximize long-term stockholder value;
•	Create a strong link between pay and performance by placing a significant portion of compensation ‘‘at risk’’ based on performance against pre-established goals; and
•	Structure sufficiently competitive compensation packages globally, to enable access to high-quality executives in a highly competitive talent environment.

Our 2017 Compensation Practices and Policies

We believe our executive pay is reasonable and provides appropriate incentives to our NEOs to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions.  We regularly evaluate the major risks to our business, including how risks taken by management could affect the value of executive compensation. To this end, we note the following regarding our compensation practices:

WE DO	WE DO NOT

   use a combination of short-term and long-term incentives to ensure a strong connection between AFI’s operating performance and actual compensation delivered regularly evaluate our peer group and pay positioning under a range of performance scenarios annually review all of our compensation plans, policies, and significant practices annually review risks associated with compensation

   include a “double-trigger” change-in-control provision in our executive Change in Control Severance Agreements, as well as our current LTI plan, so participants will receive severance benefits only if both a change in control and a qualifying termination occur annually review and limit executive perquisites

   retain an independent compensation consultant who does not perform other significant services for AFI have an Executive Incentive Compensation Recoupment Policy to ensure accountability in the presentation of our financial statements enforce stock ownership requirements to ensure that Directors and executives have interests in common with our stockholders provide senior executives with limited perquisites (executive physicals) and benefits (such as health care insurance, life insurance, disability, and retirement plans) on the same basis as other full-time AFI employees provide excise tax gross-ups upon a change in control to any employees offer above-market earnings on contributions to deferred compensation accounts grant stock options with an exercise price less than the fair market value of AFI’s common stock on the date of grant re-price stock options without the prior approval of our stockholders cash out underwater stock options

   offer employment agreements to our executives, other than our Change in Control Severance Agreements include reload provisions in any stock option grant

   permit directors or employees, or their respective related persons, to engage in short sales of AFI’s stock or to trade in instruments designed to hedge against price declines in AFI’s stock permit directors or officers to hold AFI securities in margin accounts or to pledge AFI securities as collateral for loans or other obligations

How We Make Compensation Decisions

The Committee is responsible for executive compensation program design and the decision-making process relative to NEOs specifically, and broadly, as these programs apply to other senior leaders and participating employees.  The Committee solicits input from the independent members of the Board, the CEO, other members of management, and its independent compensation consultant to assist with its responsibilities.  The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

Roles of Key Participants

Management Development and Compensation Committee

•   Sets the philosophy and principles that guide the executive compensation program.

•   Oversees the design of our executive compensation programs in the context of our culture, competitive practices, legal and regulatory landscape, and governance trends.

•   Reviews and approves short- and long-term incentive compensation design, including performance goals and the reward consequences for delivering above or below target performance.

•   Reviews our leadership development programs and succession planning for CEO and senior executives.

•   Reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO, evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation.

•   Oversees the evaluation of the other senior executives and establishes their compensation levels in collaboration with the CEO.

Independent Members of the Board	• Participate in the performance assessment process for the CEO. • Approve CEO compensation decisions, including base salary, AIP awards and LTI awards.
Independent Compensation Consultant

•   Provides analysis, independent advice and recommendations with regard to executive compensation.

•   Attends Committee meetings, as requested, and communicates between meetings with the Committee Chair.

•   Advises the Committee on market trends, regulatory issues and developments and how they may impact AFI’s executive compensation programs.

CEO	• Provides input to the Committee on senior executive performance and compensation recommendations.

Independent Compensation Consultant

Beginning in June 2016, the Committee engaged Willis Towers Watson as its independent consultant on executive compensation matters.

Willis Towers Watson also serves as our Pension Plan Actuary in Canada and typical actuary annual fees paid by us to Willis Towers Watson are approximately $25,000.  We also purchase select compensation and HR survey data from the firm.

At the request of the Committee, in addition to providing general executive compensation advice outlined above, Willis Towers Watson performed the following services during 2017:

•	Provided information on executive compensation trends and external developments, including regulatory changes.
•	Provided a competitive evaluation of total compensation for the NEOs, as well as overall compensation program share usage, dilution, and LTI expense.
•	Reviewed the peer group used for market analyses.
•	Reviewed the competitiveness of actual pay delivered in relation to performance as compared to the peer group, as further discussed below.
•	Provided recommendations on CEO total compensation.
•	Reviewed recommendations for our CEO’s compensation in relation to the other NEOs.
•	Reviewed Committee agendas and supporting materials in advance of each meeting and raised questions or issues with management and the Committee Chair, as appropriate.

•	Provided guidance and recommendations on incentive plan design, including the rigor of metrics and goals.
•	Reviewed drafts and commented on this CD&A and the related compensation tables.

The Committee determined the work of Willis Towers Watson did not raise any conflicts of interest in 2017.  In making this assessment, the Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and corresponding rules of NYSE, including the fact that Willis Towers Watson provides limited other services to us, the level of fees received from us as a percentage of Willis Towers Watson’s total revenue, the policies and procedures employed by Willis Towers Watson to prevent conflicts of interest, and whether the individual Willis Towers Watson advisers to the Committee own any common shares or have any business or personal relationships with members of the Committee or our senior executives.

After considering all of the factors required by the NYSE rules and all other factors relevant to Willis Towers Watson’s independence from management, the Committee has determined Willis Towers Watson is independent.

Setting Executive Compensation

We consider market pay practices as a starting reference point when setting executive compensation.  The Committee assesses whether our level of executive pay is appropriate when compared to industry and market standards.  In general, we target NEO pay to be at or near the 50th percentile of the competitive market, but we may deviate from this target due to an individual’s performance or tenure in his current position, internal equity with peers situated at similar levels, and to attract the required level of global business knowledge and leadership needed to achieve our strategic objectives.

The Committee's independent compensation consultant assists the Committee in developing the relevant competitive market using published survey data and a peer group of companies to serve as the basis for comparing the pay of our named senior executives to the market.  Annually, we conduct a detailed market review of executive pay to evaluate each element of pay against the market.

Peer Group

Our peer group is composed of companies with business models and operations comparable to our own and companies that we believe have a similar financial and operational profile.  Metrics used to select our peer group include:  revenue; market capitalization; business model comparability; global presence; and competition for executive talent.  We believe that our peer group reflects the type and complexity of business risks managed by our NEOs and that we compete with many of the companies in our peer group for executive talent.

In fiscal year 2017, the Committee, in consultation with its independent compensation consultant, evaluated the continuing appropriateness of our peer group. Following its review, the Committee approved changes to improve the market capitalization and revenue alignment between AFI and our peer group median. The changes included the removal of seven companies with market capitalization over $1.5 billion (Armstrong World Industries, Inc., Eagle Materials Inc., Headwaters, Inc., Installed Building Products, Inc., Louisiana-Pacific Corporation, Masonite International Corporation, Simpson Manufacturing Co., Inc.) and the removal of one company below $200 million market capitalization (BlueLinx Holdings, Inc.).  Four companies with market capitalization under $1B Market Cap were added (Forterra, Inc., Continental Building Products, Inc., Insteel Industries, Inc., PGT Innovations, Inc.). Our 2017 peer group, as determined by the Committee, was as follows:

2017 Peer Group
American Woodmark Corp	Insteel Industries, Inc.
Apogee Enterprises, Inc.	Interface, Inc.
Continental Building Products, Inc.	NCI Building Systems, Inc.
Forterra, Inc.	Patrick Industries Inc.
Gibraltar Industries, Inc.	PGT Innovations, Inc.
GMS Inc.	Ply Gem Holdings, Inc.
Griffon Corporation	Quanex Building Products Corporation

In fiscal year 2017, the Committee reviewed peer group proxy statement data in evaluating our NEOs’ pay and published compensation survey data in evaluating our other senior executives' pay.  When assessing pay levels, the Committee also reviews the relative positioning of our senior executives with each other.  In 2017, the Committee's consultant advised the Committee that our overall competitive posture for executive pay remained aligned with our pay for performance compensation philosophy.

Target Percentile Compensation Opportunity

We target total direct compensation opportunity at or near the 50th percentile relative to our peer group.  We believe that targeting pay opportunities at the median of our peer group enables us to retain talented and experienced senior executives and is consistent with market-leading practices.

Components of the Executive Compensation Program

The following table outlines the pay elements of our Executive Compensation Program and provides a summary of actions and results for 2017.

Pay Element	Purpose	Characteristics	2017 Actions and Results
Base Salary	• Provide a regular stream of income and security.

•   Fixed cash component

•   The Committee takes into account job performance, scope of duties and responsibilities, experience in role, expected future contributions, peer group and other market pay data.

•   Our NEOs’ salaries are currently below median; however, it is expected that our NEOs will move toward median over time.

Mr. Maier received an increase of 3.17% and the other NEOs received increases of 2.75%-4.0% based on individual performance and market assessment.   Mr. Flaharty received a 10% increase to his base salary as a result of his promotion to SVP, North America Sales.

Ms. Boscan received an additional $6,000 per month supplement (not part of her base salary) upon her promotion to interim CFO.

Annual Incentive	• Motivate executives to improve short-term financial performance. • Reward executives who deliver targeted results.	• Actual payout is based on AFI performance.

Due to below threshold 2017 EBITDA performance, the CEO and other NEOs (other than Mr. Ford) received no 2017 payout.  Mr. Ford was paid $300,000 under the AIP pursuant to the terms of his offer of employment.

Long-Term Incentive	• Enhance alignment between management and stockholders. • Motivate executives to achieve superior business results over long term. • Support stock ownership requirements.	• Actual value is determined by AFI performance over a three-year time frame and/or linked to stock price.

In March 2017, the CEO received an LTI grant valued at $1,575,000 equal to his annual LTI target of 250%.  The annual target LTI awards for the other NEOs were 55% to 85% of base salary.

Except for Ms. Boscan, who was not a senior executive at the time of the 2017 annual grants, the 2017 Annual LTI grant was 100% PSA/PSU to Messrs. Maier, Thompson, Ford, Bondi and Rice.

Ms. Boscan received a grant of 75% PSU and 25% RSU.

Messrs. Ford and Flaharty each received a one-time time-based RSU grant upon appointment to their new positions (described below)

Benefits

•   Provides a standard range of health, welfare, and retirement benefits generally similar to those provided to other salaried employees, except that senior executives are eligible to receive enhanced company-paid long-term disability benefits and are eligible for nonqualified retirement savings benefits.

		Actual benefits are based on enrollments made for the calendar year.	None

Perquisites	Provide our executives with perquisites comparable to those provided to executives in our peer group.	Reimbursements for executive physicals are provided based on actual expense up to a maximum of $5,000 per year.	The personal financial counseling benefit for executives was terminated effective December 31, 2017.

NEO Changes

During 2017, several NEOs changed positions, and the Committee approved key actions for those NEOs as follows:

•

Mr. Thompson, Senior Vice President and Chief Financial Officer resigned from the Company effective May 8, 2017.   As part of his resignation, Mr. Thompson received no severance benefits and forfeited all outstanding awards under his 2015, 2016 and 2017 LTI grants.  He received payment for his accrued and unused vacation similar to other employees resigning from the Company.

•

In connection with her appointment to interim CFO effective May 8, 2017, Ms. Boscan received the following additional compensation: (i) $6,000 per month, which she continued to receive through 2017, and (ii) an increase of her 2017 target short-term incentive opportunity under the Annual Incentive Plan from 40% to 60% of her annual base salary.  In addition, she was eligible for a one-time payment of $50,000 to be payable on May 15, 2018, subject to Ms. Boscan’s continued employment with the Company through May 1, 2018, except in the case of her involuntary termination by the company for reasons other than unacceptable performance or misconduct.

•

Mr. Flaharty was appointed Senior Vice President, North America Sales, on March 6, 2017.  He receives an annualized base salary of $275,000, eligible to earn an annual incentive target award opportunity of 50% of his annual base salary under the AIP and was provided with a 2017 annual LTI grant with a target award of 75% of his base salary, or $206,300. In addition, Mr. Flaharty received a one-time special grant of time-based RSUs on August 10, 2017 with an award value of $206,250 that will vest in three (3) approximately equal installments, commencing on the first anniversary of the grant date and continuing on the second and third anniversaries of the grant date.  The amount of RSUs underlying the one-time grant was determined based on the closing price of the Company’s common stock as reported by the New York Stock Exchange on the grant date.  Mr. Flaharty also entered into a Change in Control and Severance Agreement and Indemnification Agreement and is eligible to participate in the Company’s Severance Pay Plan for Executive Employees.

•

Mr. Ford was appointed to the position of Senior Vice President and Chief Financial Officer, effective September 1, 2017.  Pursuant to the terms of an offer of employment letter, effective upon the commencement of his employment with the Company on September 1, 2017, Mr. Ford receives an annualized base salary of $450,000, prorated for service during 2017.  He is eligible to earn an annual incentive target award opportunity of 70% of his annual base salary under the AIP, prorated for service during 2017, based on performance measures approved by the Management Development and Compensation Committee of the Board of Directors and subject to adjustment based on performance.  For 2017, Mr. Ford’s AIP payment was $300,000 pursuant to the terms of his employment which outlined that the 2017 AIP payment would be the greater of (i) Mr. Ford’s target incentive of 70% based on his actual base salary after the adjustment for individual performance and leadership behaviors or (ii) $300,000.00. He is eligible to participate in the LTI plan with a targeted award value of up to 120% of his annual base salary.  Mr. Ford received an initial LTI grant of PSUs with a targeted value of 120% of his annual base salary which will vest in early 2020 based on company performance through December 31, 2019, consistent with the grant made to other similarly situated executives in March 2017.  Mr. Ford received a one-time special grant of time-based RSUs on September 1, 2017 with an award value of $540,000 which shall vest in three approximately equal installments, commencing on the first anniversary of the grant date and continuing on the second and third anniversaries of the grant date.  The amount of RSUs underlying the one-time grant was determined based on the closing price of the Company’s common stock as reported by the NYSE on the grant date.  Mr. Ford also entered into a Change in Control and Severance Agreement and Indemnification Agreement and is eligible to participate in the Company’s Severance Pay Plan for Executive Employees.

In early 2018, two NEO’s resigned employment:

•

Effective February 1, 2018, Mr. Bondi resigned from his position as Senior Vice President and Chief Product Officer.  Mr. Bondi will remain in a full-time, non-executive officer role through May 31, 2018.  Pursuant to the terms of his Separation Agreement, Mr. Bondi will be entitled to: (i) continue to receive his monthly base salary and all applicable perquisites through his May 31, 2018 termination date; (ii) be eligible to participate in employee benefit plans through his termination date; and (iii) provided that Mr. Bondi is employed by AFI through May 31, 2018, receive a lump sum payment of $250,000 following Mr. Bondi’s execution of a release.  Mr. Bondi’s Separation Agreement includes a release of all rights under his Change in Control and Severance Agreement, the Severance Pay Plan for Executive Employees and any incentive compensation plan or stock option plan. Mr. Bondi will not be eligible for the 2018 AIP or LTIP grant.

•

Ms. Boscan who served as interim CFO resigned from the Company effective March 15, 2018.   As a result of her resignation, Ms. Boscan received no severance benefits, forfeited all outstanding awards under her 2016 and 2017 LTI grants and forfeited the one-time payment of $50,000 which was payable on May 15, 2018 pursuant to the terms of her interim CFO assignment.  She received payment for her accrued and unused vacation similar to other employees resigning from the Company.

Base Salary

In determining salary levels for each of our NEOs, the Committee considers factors such as the financial and operational performance, leadership, development of people, time in position, internal equity, and potential.  The Committee also considers each NEO’s current salary as compared to the salary range and median salary practices of our peer group. After considering all relevant information, the Board determined that the CEO’s base salary for fiscal 2017 should increase by 3.17%.  The Committee approved base salary increases for the other NEOs ranging from 2.75% to 4.0%.  Mr. Flaharty received a 10% increase to his base salary as a result of his promotion to SVP, North America Sales.  Ms. Boscan received an additional $6,000 per month supplement (not part of her base salary) upon her promotion to interim CFO. The NEOs’ salary levels remain below the market median for similar positions.  This information differs from the Summary Compensation Table, which reflects the total base salary received for the year.

Name	Base Salary as of Dec 31, 2016	Salary Increase %	Base Salary as of Dec 31, 2017
Mr. Maier	$630,000	3.17%	650,000
Mr. Ford(1)	n/a	n/a	450,000
Mr. Bondi	$330,000	4.00%	343,200
Mr. Flaharty(2)	$250,000	10.00%	275,000
Mr. Rice	$300,000	2.75%	308,250
Ms. Boscan(3)	$250,000	2.75%	256,875
(1)	Mr. Ford was appointed Senior Vice President & CFO on September 1, 2017.
(2)	Mr. Flaharty was appointed Senior Vice President, North America Sales, on March 6, 2017. Prior to March, Mr. Flaharty served as Vice President, Residential Sales since his hire on December 1, 2016.
(3)	Ms. Boscan served as Interim CFO from May 8, 2017 to August 31, 2017.

2017 Annual Incentive Plan

For 2017, we did not meet the performance threshold for our EBITDA goal under the AIP and, therefore, no AIP payout was made based on performance.  The Committee has the authority to exercise discretion to reduce AIP amounts earned based on subjective evaluation of quality of earnings and individual performance.  The Board and the Committee consider individual performance when finalizing AIP awards for the CEO and other NEOs and make appropriate adjustments based on individual performance.  No AIP Award for our NEOs may exceed the maximum level based on EBITDA performance.  As there was no 2017 payout based on performance, the Board and the Committee did not exercise discretion for the 2017 plan payout.  However, as part of the appointment to SVP, CFO, Mr. Ford was eligible for a 2017 Annual Incentive Plan payout of $300,000 pursuant to the terms in his offer letter.

The targets for the 2017 plan measures were based on our Board approved business plan for fiscal year 2017. In February 2017, the Committee approved the following corporate performance measures for our fiscal year 2017 cash Annual Incentive Plan based on our operating plan:

	Threshold	Target	Maximum	Actual Performance
Adjusted EBITDA Goals	$73M	$90M	$108M	$65M
Payout Level	50%	100%	200%	0%

The Committee chose adjusted EBITDA as the corporate-level goal because it is the key metric used by management to set our business goals and evaluate our financial results.  EBITDA is defined as (i) operating income, plus (ii) depreciation and amortization, plus (iii) noncash pension expense.

Each NEO’s AIP target was based on a percentage of base salary.  Target and actual fiscal year 2017 Annual Incentive Plan awards for our NEOs were as follows:

Name	2017 Actual Base Salary	Target Incentive (% of Base Salary)	Target Incentive $	Maximum Incentive Potential	Percentage Payout	Actual Annual Incentive Payout
Mr. Maier	$645,000	110%	$709,500	$1,419,000	0%	$0
Mr. Ford(1)	$150,000	70%	$105,000	$210,000	0%	$300,000
Mr. Bondi	$339,900	60%	$203,940	$407,880	0%	$0
Mr. Flaharty	$270,549	50%	$135,275	$270,549	0%	$0
Mr. Rice	$306,188	55%	$168,403	$336,807	0%	$0
Ms. Boscan	$255,156	60%	$153,094	$306,187	0%	$0
(1)	Mr. Ford’s 2017 AIP payout pursuant to the terms of his employment was $300,000.

The Committee approves the performance goals and incentive levels for each of our senior executives under our Annual Incentive Plan.  The performance goals include a threshold, a target and a maximum.  Threshold refers to the minimum acceptable level of performance.  We do not pay an incentive if our performance is below the threshold.  If performance is at threshold, payout is 50% of their target incentive.  Target is the expected level of performance and results in a payout of 100% of their target incentive.  Senior executives may receive an amount in excess of their target incentive (up to a maximum of 200% of the target incentive) if we exceed target on the performance metric.

In establishing the performance and payout ranges for AFI, the Committee considered a number of factors including:

•	The amount of year-over-year improvement in EBITDA required to achieve target performance
•	The degree of difficulty and probability of achieving the various EBITDA performance targets
•	The percent of incremental EBITDA to be split between participants and stockholders

Long-Term Incentive Plan

We use equity awards to motivate our senior executives to achieve superior business results over the long term.  Equity awards support our stock ownership requirements and further enhance the alignment between management and stockholder interests.  In fiscal year 2017, the annual equity awards consist of differentiated awards based on two leadership tiers as follows:  Tier I NEOs (Messrs. Maier, Ford, Bondi, Flaharty, Rice and Thompson) were granted 100% performance-based awards in the form of PSAs or PSUs.  Ms. Boscan’s annual equity award was 75% performance-based PSUs and 25% time-based RSUs.  We believe this mix will provide an incentive to achieve favorable long-term results at a reasonable cost to the company.  Long-term incentives are issued pursuant to our Omnibus Incentive Plan.

Equity incentives represented approximately 54% of Mr. Maier's total direct compensation and approximately 35%, on average, of the total direct compensation of the other NEOs in fiscal year 2017.  In approving fiscal year 2017 long-term equity incentive award grants, the Committee considered a number of factors:

•

Skills, experience, time in role and expected future contributions:  The size of an equity award depends in part on the scope of an executive officer's job responsibilities and the impact he or she can be expected to have on our future operating results.

•	Company performance: The Committee reviews our prior year financial performance and the senior executives' leadership and focus on fostering our strategic initiatives.
•

Market alignment:  The Committee sets the target value of equity awards so that our senior executives will have a target long-term incentive near the median of our peer group.  The target values are informed by the Committee's review of the competitive positioning of each element of pay based on compensation data prepared by the external compensation consultant with reference to our peer group for our NEOs and with reference to published market compensation survey data for the other senior executives.

•

The emphasis placed on equity in the mix of total compensation:  The Committee believes that incentive compensation should constitute the majority of each senior executive's overall compensation package to provide incentives to meet our performance objectives and grow our stock price over time.

•

Average annual share use:  The Committee also takes into account the average annual share use for total equity incentives granted to employees in order to provide stock options, restricted stock units and performance shares to eligible employees at a reasonable rate and cost to AFI and its stockholders.

Each NEO’s LTIP target was based on a percentage of salary.  Target and actual fiscal year 2017 LTIP grants for our NEOs were as follows:

Name	LTIP Target as % of Base Salary	Additional one-time RSU Grant as a % of Base Salary(1)	Total 2017 LTI Grant as % of Base Salary	2017 LTI Grant Date Fair Value $(2)
Mr. Maier	250%	-	250%	1,575,000
Mr. Ford	120%	120%	240%	1,080,000
Mr. Bondi	85%	-	85%	280,500
Mr. Flaharty	75%	75%	150%	412,550
Mr. Rice	75%	-	75%	225,000
Ms. Boscan	55%	-	55%	137,500
Mr. Thompson	120%	-	120%	450,000

(1)

Represents one-time special time-based RSU awards granted.  The RSUs will vest in three equal installments on the first, second and third anniversary of the grant's effective date.  Mr. Ford received the RSU grant upon hire on September 1, 2017, pursuant to his offer letter.  Mr. Flaharty received the RSU grant on August 10, 2017, shortly after his promotion to SVP, NA Sales.

(2)

Amounts represent the grant date fair value for the LTI equity award granted in 2017, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718.  Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our common shares on the date of the grant.

Equity awards are subject to vesting, forfeiture and clawback provisions, described in more detail below and in the sections following the Summary Compensation Table.  Forfeiture and clawback provisions serve as a means to redress detrimental behavior by current and former employees.  For additional information about our long-term equity incentive awards, see the narrative discussion titled "Stock Awards and Option Awards (Columns (d) and (e))" following the Summary Compensation Table below.

Performance-Based Awards

In 2017, the Committee continued the use of EBITDA and Free Cash Flow (FCF) as the primary financial measures for the 2017 – 2019 performance-based awards thus providing a consistent measurement of performance since our Separation from AWI.  Our Committee selected EBITDA as a metric in our AIP and LTIP because it is the key metric used by management to set business goals and evaluate our financial results. The use of EBITDA in both the AIP and LTIP provides an incentive for management to focus on EBITDA goals over both the short-term and long-term periods.  Our Committee selected FCF as a metric in our LTI plan because we believe FCF will create a strong alignment with performance activities and growth over the performance period.  Our Committee also selected absolute total stockholder return targets (“Absolute TSR”) as a metric in our LTI plan because we believe it best represents and captures stockholder value creation.  The plan covers a three-year performance period to allow a reasonable timeframe for value creation, challenging targets with substantial upside for breakout performance and a payout scale that defines meaningful hurdles on the way to breakout performance.

For Tier I participants (Messrs. Maier, Ford, Bondi, Flaharty, Rice and Thompson), vesting is based on the achievement of EBITDA targets (75% of the award), FCF (25% of the award), and Absolute TSR as a modifier.  The awards have a one-year, post-vesting holding period for any portion of the award that vests above target, as described below.

Ms. Boscan was not a Tier I participant so she received an award that would have vested based on the achievement of EBITDA targets (75% of the award) and FCF (25% of the award), but no Absolute TSR modifier.

The Committee believes that the tiered approach measured on EBITDA, FCF and (except for Ms. Boscan) Absolute TSR creates the desired focus on generating total stockholder return and directly aligns management’s interests with those of our stockholders during the three-year performance period.

After the end of the performance period, each Tier I NEO (Messrs. Maier, Ford, Bondi, Flaharty, Rice and Thompson) will be eligible to vest in a number of shares (from 0 to 200% of the target award) based on AFI’s cumulative EBITDA and cumulative FCF performance over the performance period, and an Absolute TSR modifier will be applied to adjust the award vesting by 50% to 150%, based on Absolute TSR performance.  The maximum vesting will be 300% of the target award.  The awards have a one-year, post-vesting holding period for any portion of the award that vests above target, such that the vested above-target shares will not be available to be sold until the one-year anniversary following the vesting date of the awards, subject to limited exceptions.

After the end of the performance period, Ms. Boscan would have been eligible to vest in a number of shares (from 0 to 200% of the target awards) based on AFI’s cumulative EBITDA and cumulative FCF performance over the performance period.

Cumulative EBITDA accounts for 75% of the target award.  Cumulative EBITDA is defined as (i) operating income, plus (ii) depreciation and amortization, plus (iii) noncash pension expense.

2017 – 2019 Absolute FCF	Performance to Target	Payout Opportunity
Threshold	70%	50%
Target	100%	100%
Maximum	175%	200%

Cumulative FCF accounts for 25% of the target award.  Cumulative FCF is defined as cash flow from operations, less cash used in investing activities.

2017 – 2019 Absolute FCF	Performance to Target	Payout Opportunity
Threshold	70%	50%
Target	100%	100%
Maximum	175%	200%

For Tier I awards, Absolute TSR is used as a modifier to determine the final amount that vests based on performance.  TSR tracks the appreciation in share price of our common shares, including dividends, and is annualized for the performance period.  The ending share price for the Absolute TSR calculation will be based on the volume-weighted average closing price of our stock for the highest consecutive 30 trading days in the 60 trading day period beginning with and immediately following January 2, 2020.  The starting share price is based on the volume-weighted average closing price of our stock for the 30 trading days immediately following January 3, 2017, which was $20.83, as approved by the Committee.

2017 – 2019 Absolute TSR	Performance to Target	Payout Opportunity
Threshold	67%	50%
Target	100%	100%
Maximum	192%	150%

Looking Ahead: 2018 Compensation Decisions

In December 2017, the Committee approved performance measures for our fiscal year 2018 Annual Incentive Plan, which will continue to be based on the attainment of an adjusted EBITDA target.  The adjusted EBITDA target is intended to be challenging and to provide an incentive to achieve the goals set out in our fiscal year 2018 business plan and the strategic and other priorities established by our long-range plan.

In March 2018, pursuant to the annual LTI program, the Committee granted PSUs to our Tier I NEOs, based on achievement of EBITDA and FCF goals for the performance period of January 1, 2018 through December 31, 2020. In January 2018, the Committee granted special retention RSUs to our Messrs. Maier, Ford, Rice, Flaharty, Parisi, Bassett and Rice, which vest on the third anniversary of the grant date.  The special RSU grant is intended to retain our NEO talent during these challenging times as we shift our residential marketing and merchandising responsibilities to our distributors while focusing our resources to drive growth with national retail and commercial customers.

ADDITIONAL INFORMATION REGARDING OUR COMPENSATION PROGRAMS

Qualified and Nonqualified Defined Benefit Pension Plans

Mr. Rice participates in our qualified defined benefit pension plan, the Retirement Income Plan (“RIP”), which is a successor to AWI’s qualified retirement plan.  No other NEO participates in the RIP.  AWI’s retirement plan was closed to newly hired employees of AWI after January 1, 2005.  Mr. Rice’s benefit from the AFI retirement plan was frozen effective December 31, 2017.

Qualified Defined Contribution Savings Plan and Nonqualified Deferred Compensation Plan

For salaried employees who do not participate in the RIP or who are otherwise not accruing benefits under the RIP, we provide a 401(k) plan match of 100% on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions.  For salaried employees who participate in the RIP and are accruing benefits under the RIP, we provide a 401(k) plan match of 50% on the first 6% of employee contributions.  All NEOs are eligible to participate in the 401(k) plan.

We offer an unfunded, nonqualified deferred compensation plan, the Nonqualified Deferred Compensation Plan (“NQDCP”).  This plan restores company contributions that would be lost due to Internal Revenue Code limits on compensation and contributions under the 401(k) plan and allows participants to voluntarily elect to defer a portion of base salary and AIP until a future date.  Participants receive a company match identical to the 401(k) plan company match up to a maximum contribution of 6% of eligible earnings.  All NEOs not participating in, or accruing a benefit under the RIP, are eligible to participate in this plan.

Change in Control (“CIC”) Agreements and Severance Pay Plan for Executive Employees

Effective December 1, 2017, Messrs. Maier, Ford, Bassett, Bondi, Flaharty, Hess, Parisi and Rice entered into Amended and Restated Change in Control Severance Agreements (the "Amended CICs") with the Company. The Amended CICs were approved by our Board and the Committee following the Committee's review of the restrictive covenants set forth in the prior form of Change in Control Severance Agreements (the "Prior CICs"). The Amended CICs include strengthened protections for the Company relative to non-competition and non-solicitation, including: (i) broadened prohibition on solicitation of employees through removal of a provision in the Prior CIC, which limited the prohibition to solicitation to a Company competitor; (ii) extended duration of non-competition and non-solicitation provisions from twelve (12) to twenty-four (24) months in the case of Mr. Maier, and from twelve (12) to eighteen (18) months in the cases of Messrs. Ford, Bondi, Flaharty and Rice; and (iii) additional provisions in the case of Mr. Flaharty, a resident of California. The term of each Amended CIC was extended by one (1) year. Other than as described above, there were no other substantive amendments to the Prior CICs.

None of the CIC agreements provide for tax gross-ups under Sections 280G and 4999 of the Code.  For more information regarding our NEO CIC Agreements, please refer to “CIC Agreements” below.

The Severance Pay Plan for Executive Employees of Armstrong Flooring, Inc. provides for severance pay in situations other than a change in control.  Each of the NEOs (other than Ms. Boscan) is covered by the Severance Pay Plan for Executive Employees. Ms. Boscan, until her resignation effective March 15, 2018 was covered by the Severance Plan for Salaried Employees of Armstrong Flooring, Inc.

Mr. Bondi's rights under the Amended CIC and his participation in the Severance Pay Plan for Executive Employees of Armstrong Flooring, Inc. were forfeited per the terms of the Separation and Release he entered into with the Company as a result of his resignation from his position as Senior Vice President and Chief Product Officer.

For more information regarding our severance pay plans, please refer to “Involuntary Termination without Cause in the absence of CIC” below.

Stock Ownership Guidelines

The Committee instituted stock ownership guidelines for our NEOs (other than Ms. Boscan) in November 2016 in an effort to ensure that our NEOs have significant long-term value creation tied to stock price appreciation.  Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process.  A significant percentage of each NEO’s compensation is directly linked to our stock price appreciation.

The stock ownership guidelines for our NEOs are calculated as a fixed number of shares using a required ownership multiple, the NEOs annualized base salary as of a fixed date, and the stock price as of a fixed date.  The required ownership multiple is five times annual base pay for our CEO and three times annual base pay for our other NEOs.

Shares may be counted toward the policy’s ownership guidelines, whether held directly by the NEO or owned jointly, provided shares are vested.  For stock options, the fair market value of our stock must exceed the exercise price (“in-the-money” options).  We include vested, unexercised, “in-the-money” stock options in the calculation.

The NEOs are required to retain 100% of net shares acquired upon future vesting or exercise of equity awards until the ownership guidelines are met.

The Committee last reviewed our NEOs’ progress toward meeting the ownership requirements in May 2017.  As of the date of the review, Mr. Maier had met the requirement.  Messrs. Ford, Rice and Flaharty are expected to retain 100% of net shares acquired upon future vesting or exercise of equity awards until the ownership guidelines are met. As interim CFO, Ms. Boscan was not subject to our Stock Ownership Guidelines.

Recoupment Policy

In order to further align management’s interests with the interests of stockholders and support good governance practices, the Board adopted the Armstrong Flooring, Inc. Recoupment Policy (the “Clawback Policy”) on March 3, 2017.  Pursuant to the Clawback Policy, in the event of a material restatement of our financial results, the Board, the Committee or another Board committee may, to the extent permitted by applicable law and as the Board or a committee may in its sole discretion deem appropriate and in the best interests of the company, seek the recoupment or forfeiture of any incentive-based compensation paid or awarded to current and former senior executives and any other officer who engaged in fraud, negligence or other misconduct that resulted in the restatement in excess of the amount that would have been paid or awarded to the officer under the restated financial statements.  The Clawback Policy includes a look-back period of three years preceding the payment or award, as applicable, of the incentive compensation unless the restatement resulted from fraud or misconduct by the officer, in which case the three-year look-back limitation would not apply.

To the extent that in the future the SEC adopts rules for clawback policies that require changes to our policy, we will revise our policy, if appropriate.

Prohibition on Hedging and Derivative Trading

All members of our Board and senior management, including our NEOs and certain other employees, are required to clear any transaction involving our securities with our General Counsel prior to entering into such transaction.

By policy, we prohibit derivative transactions in our securities, including:

•	Trading in puts, calls, covered calls, or other derivative products involving our securities;
•	Engaging in any hedging or monetization transaction with respect to our securities; and
•	Holding company securities in a margin account or pledging our securities as collateral for a loan.

We permit senior management to utilize stock trading plans that comply with Rule 10b5-1 of the Exchange Act.  All such plans are subject to our pre-approval, and the ability to enter into such plans remains subject to prohibitions on trading while in possession of material nonpublic information.

Assessment of Risk

We monitor the risks associated with our compensation program on an ongoing basis.  In 2017, it was the assessment of the Committee, with the assistance of Willis Towers Watson and management, that our compensation programs are designed and administered with an appropriate balance of risk and reward and, by their design, do not encourage executives to take unnecessary, excessive, or inappropriate risks and do not create risks reasonably likely to have a material adverse effect on the company.  In arriving at this determination, the Committee considered the following with respect to our compensation programs:

•	Whether the underlying pay philosophy, peer group and market positioning to support business objectives were appropriate.
•	Effective balance in:
•	Cash and equity mix;
•	Short- and long-term performance focus, with performance goals tied to profitability and absolute stock price performance;
•	Use of multiple performance metrics in the annual and long-term incentive plans;
•	Performance objectives established using a reasonable probability of achievement; and
•	Long-term incentive plan tied to operating performance over a multi-year performance period.

•	The Committee’s ability to exercise discretion to reduce AIP amounts earned based on subjective evaluation of quality of earnings and individual performance.
•

The presence of meaningful risk mitigation policies, such as stock ownership guidelines, clawback provisions, and independent Committee oversight; and prohibitions on hedging against and pledging of our common shares.

Tax Deductibility of Compensation

For the 2017 year, Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated senior executives (other than the CFO) who are employed as of the end of the year.  For 2017, this limitation does not apply to compensation that meets the tax code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).

The performance-based compensation exemption and the exemption of the CFO from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered senior executives (including our CFO) in excess of $1 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

As in prior years, the Committee retains discretion to determine whether and to what extent to structure our annual and long-term incentive compensation plans for our NEOs to provide for tax deductibility.  The Committee considers both tax and accounting treatment in establishing our compensation program. The Committee retains discretion to authorize compensation arrangements that are not tax deductible in any circumstance as it deems appropriate.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management.  Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

Michael F. Johnston (Chair)

James C. Melville

James J. O'Connor

Jacob H. Welch

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference therein.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing information about the relationship between the annual total compensation of a median employee and the annual total compensation of Mr. Maier, our CEO.

Based on our estimates, the annual total compensation for fiscal year 2017 for our CEO was $2,287,914 and for the median employee was $49,638, resulting in an estimated ratio of our CEO’s pay to the pay of our median employee for fiscal year 2017 of 46 to 1.  The calculation of annual total compensation of our median employee was determined in the same manner as the “Total Compensation” shown for our CEO in the "Summary Compensation Table" on page 36.

Our calculation of the median employee included all employees, including full-time, part-time, temporary, seasonal, and foreign employees, employed by AFI and our subsidiaries as of December 31, 2017.  The compensation of permanent employees who were not employed for the entire year, such as new hires, was annualized.  We applied a currency exchange rate for employees not paid in U.S. dollars using a 12-month average. We selected our median employee by: (i) calculating the annual compensation described below for each of our employees, and (ii) ranking the annual compensation of all employees except for the CEO from lowest to highest.

To determine our median employee, we took into account the following compensation elements, which we determined are the most commonly used elements of compensation for our employees worldwide:

•	Salary received in fiscal year 2017
•	Annual Incentive Plan and Sales Incentive Plan payments received for performance in fiscal year 2017
•	Grant date fair value of LTI awards granted in fiscal year 2017

2017 SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for our NEOs during fiscal 2017.  The amounts paid and compensation granted in 2015 and during the period in 2016 before Separation, were paid or provided by AWI.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation [2] ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation [4] ($)	Total ($)
Mr. Maier	2017	645,000	—	1,575,000	—	—	—	67,914	2,287,914
President and CEO	2016	594,825	—	4,725,000	—	411,900	—	150,969	5,882,694
	2015	485,725	—	855,000	—	670,310	—	144,470	2,155,505
Mr. Ford	2017	150,000	—	1,080,000	—	300,000	—	90,132	1,620,132
Senior Vice President and CFO
Mr. Bondi	2017	339,900	—	280,500	—	—	—	19,971	640,371
Senior Vice President,	2016	317,969	60,000	742,510	—	113,490	—	19,522	1,253,491
Chief Product Officer	2015	280,156	—	151,300	—	277,370	—	30,658	739,484
Mr. Flaharty	2017	270,549	35,000	412,550	—	—	—	13,480	731,579
Senior Vice President,	2016	20,833	—	—	—	6,380	—	—	27,213
North America Sales
Mr. Rice	2017	306,188	—	225,000	—	—	492,187	8,954	1,032,329
Senior Vice President,	2016	287,938	—	585,010	—	78,390	459,669	34,597	1,445,604
Global Operations and Manufacturing	2015	250,063	—	134,816	—	220,060	25,839	12,442	643,220
Ms. Boscan[5]	2017	303,156	—	137,500	—	—	—	19,968	460,624
Vice President and Controller, Interim CFO
Mr. Thompson[6]	2017	134,616	—	450,000	—	—	—	17,732	602,348
Former Senior Vice President and	2016	375,000	—	1,293,900	—	164,250	—	31,194	1,864,344
CFO	2015	140,625	160,000	150,000	—	168,750	—	114,019	733,394

1)

The amounts reflect the aggregate grant date fair value of stock awards granted in the fiscal year, computed in accordance with Financial Accounting Standard Board's Accounting Standards Codification Topic 718.  The maximum payouts for the 2017 performance-based LTIP awards are as follows:  $4,725,000 for Mr. Maier, $1,620,000 for Mr. Ford, $841,500 for Mr. Bondi, $618,900 for Mr. Flaharty, $675,000 for Mr. Rice and $1,350,000 for Mr. Thompson (the foregoing maximums are 300% of target), and $206,250 for Ms. Boscan (200% of target).

2)

No fiscal year 2017 Annual Incentive Plan payouts were approved as the 2017 $65 million adjusted EBITDA result was below threshold performance, except that Mr. Ford was eligible for a 2017 Annual Incentive Plan payout of $300,000, pursuant to the terms of his employment.

3)

The amount shown in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” represent changes in benefit value under the Retirement Income Plan.  Plan benefits were frozen to our NEO participants as of December 31, 2017.

4)

The amounts shown in the "All Other Compensation" column include:  (i) company matching contribution to the AFI Savings and Investment 401(k) plan and the NQDCP; (ii) premiums for long-term disability insurance; (iii) relocation expenses; and (iv) personal benefits ("perquisites") consisting of medical examinations and financial planning expense reimbursements to the extent the total perquisite value is $10,000 or greater per individual.  For each NEO, the total value of all perquisites did not reach $10,000, and is not included in the amount shown.

5)

In connection with her appointment to interim CFO effective March 6, 2017, Ms. Boscan received the following additional compensation:  (i) $6,000 per month and (ii) an increase of her target short-term incentive opportunity under the Annual Incentive Plan from 40% to 60% of her base salary.  In addition, she was eligible for a one-time payment of $50,000 to be payable on May 15, 2018.  As a result of her resignation effective March 15, 2018, this one-time payment was forfeited by Ms. Boscan.

6)	The amounts represent earnings for Mr. Thompson through his resignation on May 8, 2017.

The following table provides the detail for the amounts reported in the All Other Compensation for 2017 for each NEO:

Name	Perquisites and Other Benefits ($)	Company Match Savings Plan Contributions ($)	Executive Long- Term Disability ($)	Relocation(a) ($)	Vacation Termination(b) ($)	Tax Equalization(c) ($)	Total ($)
Mr. Maier	—	67,914	—	—	—	—	67,914
Mr. Ford	—	3,750	—	86,382	—	—	90,132
Mr. Bondi	—	19,971	—	—	—	—	19,971
Mr. Flaharty	—	13,480	—	—	—	—	13,480
Mr. Rice	—	8,625	—	—	—	329	8,954
Ms. Boscan	—	19,968	—	—	—	—	19,968
Mr. Thompson	—	10,802	1,347	—	5,583	—	17,732

(a)	Relocation benefits for Mr. Ford consistent with the AFI Homeowner Relocation policy.
(b)	Accrued and unpaid vacation pay, representing the value in accordance with company policy.
(c)

Mr. Rice was originally hired by AWI’s Australian subsidiary (hired on July 1, 1981) and participated in a Superannuation (defined contribution) plan.  All contributions to the scheme were provided by AWI.  After moving to the United States, Mr. Rice remained a beneficiary of the Superannuation plan, but is no longer credited with employer contributions.  A portion of Mr. Rice’s Superannuation benefit is subject to U.S. taxes under Section 402(b) of the Internal Revenue Code.  AFI reimburses Mr. Rice for the amount of U.S. tax paid on the Australia Superannuation account and provides tax assistance on such reimbursement.  Mr. Rice received reimbursement of $329 during 2017 representing assistance for the 2016 tax year.

GRANTS OF PLAN-BASED AWARDS

The table below shows information on AIP awards and PSA/PSUs and RSUs granted to each of the company’s NEOs under the terms of the Long-Term Incentive Plan in 2017.  There is no assurance that the grant date fair value of stock awards will be realized by the executive.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Under- Lying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards(5) ($)
Mr. Maier	(1)	N/A	357,500	715,000	1,430,000
	(2)	3/7/2017				20,944	83,777	251,331				1,575,000
Mr. Ford	(1)	N/A	300,000	300,000	600,000
	(2)	9/1/2017				8,801	35,203	105,609				540,000
	(3)	9/1/2017							35,203			540,000
Mr. Bondi	(1)	N/A	102,900	205,800	411,600
	(2)	3/7/2017				3,730	14,921	44,763				280,500
Mr. Flaharty	(1)	N/A	68,750	137,500	275,000
	(2)	3/7/2017				2,744	10,974	32,922				206,300
	(3)	8/10/2017							14,444			206,250
Mr. Rice	(1)	N/A	84,769	169,538	339,075
	(2)	3/7/2017				2,992	11,969	35,907				225,000
Ms. Boscan	(1)	N/A	51,375	102,750	205,500
	(4)	3/7/2017				2,743	5,486	10,972	1,829			137,500
Mr. Thompson	(1)	N/A	134,860	269,719	539,438
	(2)	3/7/2017				5,984	23,937	71,811				450,000

(1)

No fiscal year 2017 Annual Incentive Plan payouts were approved as the 2017 $65 million adjusted EBITDA result was below threshold performance. The amounts shown represent the 2017 AIP threshold, target and maximum opportunity for each NEO. The actual AIP payouts approved by the Committee on January 25, 2018 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Mr. Ford was eligible for a 2017 Annual Incentive Plan payout based on the greater of his 2017 target award after the adjustment for individual performance and leadership behaviors, or $300,000 pursuant to the terms of his employment.

(2)

In 2017, our annual LTI program for Messrs. Maier, Thompson, Ford, Flaharty, Bondi and Rice consisted of 100% PSA/PSUs. The PSA/PSUs have a 3-year performance period. Vesting is based on the achievement of applicable performance targets relative to (1) cumulative FCF performance (25% weight) and (2) cumulative EBITDA performance (75% weight) during the performance period (January 1, 2017, to December 31, 2019), with a modifier based on Absolute TSR (maximum payout of 300% of target). The PSA/PSUs have a one-year, post-vesting holding period for any portion that vest above target, such that the vested above-target PSA/PSUs will not be available to be sold until the one-year anniversary following the vesting date of the PSA/PSUs, subject to limited exceptions. Any dividend equivalents payable in connection in the PSA/PSUs are paid in cash. Mr. Bondi will forfeit this grant as a result of his termination effective May 31, 2018 as per the terms of his Separation Agreement.

(3)

Represents one-time special time-based RSU. The RSUs will vest in three equal installments on the first, second and third anniversary of the grant's effective date. Mr. Ford received the RSU grant upon hire on September 1, 2017, pursuant to the terms of his offer letter. Mr. Flaharty received his grant on August 10, 2017, shortly after his promotion to SVP, NA Sales. Any dividend equivalents payable in connection in the PSA/PSUs are paid in cash.

(4)

In 2017, Ms. Boscan received grants consisting of 75% PSUs and 25% RSUs. The PSUs have a 3-year performance period. Vesting is based on the achievement of applicable performance targets relative to (1) cumulative FCF performance (25% weight) and (2) cumulative EBITDA performance (75% weight) during the performance period (January 1, 2017, to December 31, 2019). Ms. Boscan forfeited these grants as a result of her resignation effective March 15, 2018.

(5)

Amounts represent the aggregate grant date fair value for long-term incentive equity awards granted in 2017, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our common stock on the date of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexerciseable stock options and unvested RSUs and PSA/PSUs held by the NEOs as of December 31, 2017.  Market or payout values in the table below are based on the closing price of Common Stock as of that date, which was $16.92.  The table below includes equity awards that were previously granted to NEOs by AWI and were converted to awards with respect to AFI stock in the Separation.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plans Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)		($)
Mr. Maier	3/2/2011	29,970		9.61	03/02/21
	11/1/2011	22,313		8.96	11/01/21
	2/28/2012	83,639		11.67	02/28/22
	2/20/2013	61,685		13.98	02/20/23
	2/25/2014	55,142		14.55	02/25/24
	9/26/2014	18,143		15.27	09/26/24
	2/24/2015					18,970	(1)	320,972
	4/11/2016								349,741	(2)	5,917,618
	3/7/2017								83,777	(2)	1,417,507
Mr. Ford	9/1/2017					35,203	(1)	595,635
	9/1/2017								35,203	(2)	595,635
Mr. Bondi[3]	5/19/2014	14,026		14.15	05/19/24
	2/24/2015					3,358	(1)	56,817
	4/11/2016								54,960	(2)	929,923
	3/7/2017								14,921	(2)	252,463
Mr. Flaharty	3/7/2017								10,974	(2)	185,680
	8/10/2017					14,444	(1)	244,392
Mr. Rice	2/28/2012	10,442		11.67	02/28/22
	2/20/2013	8,812		13.98	02/20/23
	2/25/2014	7,872		14.55	2/25/2024
	2/24/2015					2,992	(1)	50,625
	4/11/2016								43,302	(2)	732,670
	3/7/2017								11,969	(2)	202,515
Ms. Boscan[4]	4/11/2016					1,697	(1)	28,713
	4/11/2016								7,634		129,167
	3/7/2017					1,829	(1)	30,947
	3/7/2017								5,486		92,823

(1)	Grant will vest in three equal installments one, two and three years from the date of grant.
(2)

The PSA/PSUs for Messrs. Maier, Ford, Bondi, Flaharty and Rice have a 3-year performance period.  Vesting is based on the achievement of applicable performance targets relative to (1) cumulative FCF performance (25% weight) and (2) cumulative EBITDA performance (75% weight) during the performance period, with a modifier based on Absolute TSR (maximum payout of 300% of target).  The PSA/PSUs have a one-year, post-vesting holding period for any PSA/PSUs that vest above target, such that the vested above-target PSA/PSUs will not be available to be sold until the one-year anniversary following the vesting date of the PSA/PSUs, subject to limited exceptions.

(3)	Mr. Bondi will forfeit all unvested shares as of his date of termination on May 31, 2018 as per the terms of his Separation Agreement.
(4)	Ms. Boscan forfeited all unvested shares on March 15, 2018 as a result of her resignation.

OPTIONS EXERCISED AND STOCK VESTED

The following table shows the exercise of stock options by each of our NEOs during 2017 as well as stock awards held by each of our NEOs that vested during 2017.  The table below includes equity awards that were previously granted to NEOs by AWI and were converted to awards with respect to AFI stock in the Separation.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Maier			24,730	504,982
Mr. Ford			—	—
Mr. Bondi			6,287	122,339
Mr. Flaharty			—	—
Mr. Rice			6,194	118,771
Mr. Boscan			848	15,985

(1)	Represents the number of RSUs that vested in 2017. The value realized upon vesting is computed by multiplying the number of units by the value of the underlying shares on the vesting date.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of our NEOs, including the number of years of service credited to each NEO, under the RIP and RBEP as of December 31, 2017.  The amounts were determined using the same interest and mortality rate assumptions used in our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.  The RIP and RBEP were closed to new salaried participants effective January 1, 2005, and were closed to existing salaried participants who did not meet the age and service requirements as of March 1, 2006.  The RIP and RBEP were amended to freeze benefit accruals for salaried employees, including the NEOs, effective December 31, 2017.  Mr. Rice’s RIP and RBEP benefits were frozen on December 31, 2017.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Maier	Not Eligible
Mr. Ford	Not Eligible
Mr. Bondi	Not Eligible
Mr. Flaharty	Not Eligible
Mr. Rice	Retirement Income Plan for Employees of Armstrong Flooring, Inc.	36	1,338,775	0
	Retirement Benefit Equity Plan of Armstrong Flooring, Inc.	36	601,526	0
Ms. Boscan	Not Eligible

The RBEP was established to pay any benefit which cannot be paid under the RIP due to Internal Revenue Code compensation or benefits limitations.  All pension benefits are paid by the company.  Benefits payable under the RIP and RBEP are based on a formula that yields an annual amount payable over the participant’s lifetime beginning at the age where the participant qualifies for an unreduced life annuity benefit.

Participants in the RIP may retire as early as age 55 provided the participant is vested under the plan.  Participants become vested after completing five years of continuous employment having worked at least 1,000 hours in each year.  Normal retirement date is the first of the month nearest the participant’s 65th birthday.  Except as noted below, there is a reduction for early retirement for salaried participants who retire between the ages of 55 and 65.  An employee who retires from active employment can receive an unreduced pension benefit commencing on the date of retirement if the employee’s age (minimum age 55) and Total Service totals 90 points (the “Rule of 90”).  The unreduced Rule of 90 benefit is limited to the employee’s pension amount accrued to February 28, 2006.  Employees receive credit for post-March 1, 2006, age and service for Rule of 90 eligibility.

The normal form of benefit payment is a monthly annuity.  Except for payments having a lump sum present value of $10,000 or less under the RIP, no lump sum payments are permitted.  Various forms of annuity payments (including life, joint and survivor, period certain and level income options) are available under the pension plans.  The annuity payments for these options are determined by actuarially adjusting the life annuity pension amount for the selected form of payment.  The formula for the regular life annuity pension benefit for salaried employees under the RIP is based on the following factors:

•

the participant’s Average Final Compensation (the “AFC”) which is the average of the three highest years of eligible compensation (base salary plus annual incentive) during the last ten years of employment with AWI and AFI;

•	the participant’s number of years of Total Service (credited years of employment with AWI and AFI) used to calculate the pension amount; and
•

the participant’s Adjusted Covered Compensation (the “ACC”), which is a percentage of the average Social Security tax base for the 35-year period ending with the year the participant will qualify for an unreduced Social Security pension benefit.

The unreduced annual life annuity pension is the sum of the following four calculations, each of which may not be less than zero

1.	AFC x 0.009 x Total Service to a maximum of 35 years; plus
2.	(AFC – ACC) x 0.005 x Total Service to 35 years; plus

3.	(AFC – 2 x ACC) x 0.0015 x Total Service to 35 years; plus
4.	AFC x 0.012 x Total Service over 35 years.

To the extent the participant is eligible for a frozen ESOP Pension Account annuity benefit that can be paid from the RIP, all of the allowable portion of the calculated annuity benefit will be added to the regular pension amount.

Special provisions apply if the RIP is terminated within five years following an Extraordinary Event, as this term is defined in the RIP.  Upon the occurrence of such an event, plan liabilities would first be satisfied, and then remaining plan assets would be applied to increase retirement income to employees.  The amount of the increase is based on the assumption that the employee would have continued employment with AFI until retirement.  Our NEOs who are eligible for RIP pension benefits would be entitled to this benefit under these circumstances.

The assumptions used to calculate the actuarial present values shown in the table above are as follows:

•	Discount rate used to value benefit obligations equals 3.75%;
•	Post-Retirement Mortality using RP2014 projected from 2006 with MP2016;
•	EPA interest rate of 2.86%;
•	Retirement at age 65 or Rule of 90 eligibility, as specified.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2017 ($)(1)	Registrant Contributions in 2017 ($)(2)	Aggregate Earnings in 2017 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/17 ($)
Mr. Maier	66,552	49,914	130,152	—	727,009
Mr. Ford	—	—	—	—	—
Mr. Bondi	6,851	6,851	4,116	—	34,586
Mr. Flaharty	—	—	—	—	—
Mr. Rice	—	—	—	—	—
Ms. Boscan	26,789	6,429	4,321	—	58,119

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the SCT.
(2)	The amount in this column is also reported in the All Other Compensation column of the SCT.
(3)	The table below reflects amounts reported in the aggregate balance at last fiscal year-end.

Name	Aggregate Balance 12/31/2016 ($)
Mr. Maier	480,391
Mr. Ford	—
Mr. Bondi	16,768
Mr. Flaharty	—
Mr. Rice	—
Ms. Boscan	20,580

Our RIP is closed to new salaried participants, as noted above under “Pension Benefits.”  Mr. Rice maintains his eligibility to participate in the RIP and does not participate in the NQDC as a result.  As the RIP and RBEP benefits were frozen on December 31, 2017, Mr. Rice is eligible to participate in the NQDC beginning January 1, 2018.

As noted in the Compensation Disclosure and Analysis, each NEO is eligible to participate in the AFI 401(k) plan, with company match that varies based on participation in the RIP.  For Mr. Rice, we match 50% on the first 6% of his contributions.  All other NEOs receive an enhanced company match under which we match 100% on the first 4% of an employee’s contributions and 50% on the next 4% of employee contributions.

The NQDC was established to provide benefits similar to the 401(k) plan as it applies to eligible employees whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year.  A participant may elect to defer up to 25% of eligible base salary earnings and up to 25% of eligible AIP earnings that in 2017 exceeded $225,000.  The company matching contribution is the same as that provided under the AFI 401(k) plan under the enhanced company match.  Participants may transfer account balances between available investment options on a notational basis.

Participants become vested in the company matching contributions after completing three years of continuous service in which the participant worked at least 1,000 hours in each year.

Under the NQDC, except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted.  Participants can elect to receive plan benefits as a single lump sum or in 120 month installments commencing after the date of the participant’s termination.  All elections must comply with the Internal Revenue Code requirements.  If the total account value is less than $10,000, the entire account balance will be paid as a single lump sum distribution at the time of termination.  In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

Under the NQDC, the company reserves the right to cause the participant to forfeit or require repayment of the company match benefits where the participant is discharged for willful, deliberate or gross misconduct, or where the participant has engaged in conduct that is injurious to the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the company’s plans and arrangements to which each NEO would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination.  The amounts shown assume that such termination was effective December 31, 2017.

The “Change in Control” column assumes that there is no limitation on payments under the “best net” provision in each CIC agreement relating to tax under Section 4999 of the Internal Revenue Code.  Amounts in the “Change in Control” column are “double trigger” payments and are therefore applicable only in the event both a change-in-control (“CIC”) event and either an involuntary (without Cause) termination or a termination for Good Reason under the CIC agreement occur.  The PSAs and PSUs are valued at target.

Mr. Maier	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	2,730,000	2,730,000	3,412,500
Health & Welfare Benefit Continuation	—	—	5,632	5,632	22,529
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	715,000	715,000	715,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	7,335,125
Restricted Stock	—	—	—	—	320,972
Stock Options	—	—	—	—	—
Total	—	—	3,470,632	3,470,632	11,836,126

Mr. Ford	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	1,147,500	1,147,500	1,530,000
Health & Welfare Benefit Continuation	—	—	5,532	5,532	22,128
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	315,000	315,000	315,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	595,635
Restricted Stock	—	—	—	—	595,635
Stock Options	—	—	—	—	—
Total	—	—	1,488,032	1,488,032	3,088,398

Mr. Bondi	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	823,200	823,200	1,097,600
Health & Welfare Benefit Continuation	—	—	323	323	1,290
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	205,800	205,800	205,800
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	1,182,386
Restricted Stock	—	—	—	—	56,817
Stock Options	—	—	—	—	—
Total	—	—	1,049,323	1,049,323	2,573,894

Mr. Flaharty	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	618,750	618,750	825,000
Health & Welfare Benefit Continuation	—	—	6,361	6,361	25,445
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	137,500	137,500	137,500
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	185,680
Restricted Stock	—	—	—	—	244,392
Stock Options	—	—	—	—	—
Total	—	—	782,611	782,611	1,448,017

Mr. Rice	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	716,681	716,681	955,575
Health & Welfare Benefit Continuation	—	—	5,754	5,754	23,015
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	169,538	169,538	169,538
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	935,185
Restricted Stock	—	—	—	—	50,625
Stock Options	—	—	—	—	—
Total	—	—	911,973	911,973	2,163,938

Ms. Boscan	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	128,438	128,438	128,438
Health & Welfare Benefit Continuation	—	—	3,513	3,513	3,513
Outplacement Support	—	—	15,000	15,000	15,000
Pro-rated Bonus	—	—	102,750	102,750	102,750
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	221,990
Restricted Stock	—	—	—	—	59,660
Stock Options	—	—	—	—	—
Total	—	—	249,701	249,701	531,351

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of our NEOs in the event of a voluntary resignation or an involuntary termination for Cause.

Involuntary Termination without Cause in the absence of CIC

We adopted the Severance Pay Plan for Executive Employees of Armstrong Flooring, Inc. (Executive Severance Plan), effective September 1, 2016.  With the exception of Ms. Boscan, all NEOs participate in the Severance Pay Plan.  The Severance Pay Plan provides severance pay in a situation other than a CIC.  Mr. Bondi's participation in the Severance Pay Plan for Executive Employees of Armstrong Flooring, Inc. was terminated per the terms of the Separation and Release he entered into with the Company as a result of his resignation from his position as Senior Vice President and Chief Product Officer effective February 1, 2018.  Ms. Boscan participated in the Severance Pay Plan for Salaried Employees of Armstrong Flooring, Inc. (Salaried Employee Severance Plan) until her resignation on March 15, 2018.

The Executive Severance Pay Plan provides each NEO with severance payments and benefits in the event of the NEO’s termination of employment by the company without Cause (1) due to a reduction in force; (2) due to the elimination of the

NEO’s position; or (3) for any reason approved by the Plan administrator, provided that the NEO is not provided with reasonable alternative employment.  For purposes of the severance agreements, “Cause” shall mean any of the following conduct by a NEO, as determined in the sole discretion of the Committee:  (a) conviction of a felony or a crime involving moral turpitude; (b) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the company; (c) violation of AFI’s Code of Conduct or employment policies, as in effect from time to time; (d) breach of any written non-competition, confidentiality or non-solicitation covenant of the NEO with respect to the company; or (e) gross misconduct in the performance of the NEO’s duties with the company.  “Reasonable Alternative Employment” shall mean an offer of employment where (i) the base salary is equal to at least 90% of the NEO’s current base salary, and (ii) the distance between the NEO’s residence or current place of employment and the new place of employment is within 50 miles, or the distance of the NEO’s current commute, whichever is greater.

Severance payments and benefits under the Plan include the following, provided that the NEO delivers an effective release of claims in favor of the company and its affiliates and executes a restrictive covenants agreement containing non-competition, non-solicitation, confidentiality and non-disparagement covenants:

•

In the case of the CEO, a lump sum payment equal to two times the sum of the CEO’s base salary and target annual incentive under the AIP, and in the case of each other NEO, a lump sum payment equal to one and one-half times the sum of the NEO’s base salary and target annual incentive under the AIP.

•	NEO’s monthly COBRA premium under the applicable health, dental and vision plans as of the NEO’s termination date, less the active monthly employee rate for the same period.
•

A lump sum prorated AIP for the fiscal year in which the NEO’s termination date occurs, calculated based on actual company performance through the end of the fiscal year and the period that the NEO was employed with the company during such fiscal year.  The prorated AIP, if any, will be paid at the same time annual incentives are paid to active employees under the AIP.

•	Up to 12 months of outplacement services, not to exceed $20,000 in cost.

The Salaried Employee Severance Plan in which Ms. Boscan participated until her resignation effective March 15, 2018 provides a minimum of 26 weeks and a maximum of 52 weeks of base salary based on years of service. A Severance Pay Committee, composed of members of management, reserves the right to depart from the severance pay schedule where factors justify an upward or downward adjustment in the level of benefits. In no event may the severance payment exceed two times the participant’s annual compensation.

The Salaried Employee Severance Plan would have provided Ms. Boscan (the only NEO participating in the Plan) with severance payments and benefits in the event of the employee’s termination of employment by the company without Cause (1) due to a reduction in force; (2) due to the elimination of the employee’s position; or (3) for any reason approved by the Plan administrator, provided that the employee is not provided with reasonable alternative employment. For purposes of the severance plan, “Cause” shall mean any of the following conduct by an employee as determined in the sole discretion of the Severance Pay Committee:  (a) conviction of a felony or a crime involving moral turpitude; (b) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the company; (c) violation of AFI’s Code of Conduct or employment policies, as in effect from time to time; (d) breach of any written non-competition, confidentiality or non-solicitation covenant of the employee with respect to the company; or (e) gross misconduct in the performance of the employee’s duties with the company.  “Reasonable Alternative Employment” shall mean an offer of employment where (i) the base salary is equal to at least 90% of the employee’s current base salary, and (ii) the distance between the employee’s residence or current place of employment and the new place of employment is within 50 miles, or the distance of the employee’s current commute, whichever is greater.

Severance payments and benefits under the Salaried Employee Severance Plan are payable, provided that the employee delivers an effective release of claims in favor of the company and its affiliates and executes a restrictive covenants agreement containing non-competition, non-solicitation, confidentiality and non-disparagement covenants for a period of twelve months post-employment.  Employees are eligible for continuation of health care and life insurance benefits at active employee premium contributions for a period of six months unless the employee is eligible for and elects retiree health care coverage. In addition, senior executives such as Ms. Boscan are eligible for twelve months of executive outplacement support provided by an outside service provider.

Information in the tables above assumes that any termination was effective December 31, 2017, and is based on the program parameters in effect as of December 31, 2017, as outlined above.

Qualifying Involuntary Termination In Connection with a Change in Control

Under the CIC agreement for each NEO (other than Ms. Boscan, who does not have a CIC agreement), the NEO is entitled to receive severance payments upon involuntary termination without Cause or termination for Good Reason within two years following a CIC, or within six months preceding a CIC if the termination is in connection with a potential CIC. Mr. Bondi's Amended CIC was terminated per the terms of the Separation and Release he entered into with the Company as a result of his resignation from his position as Senior Vice President and Chief Product Officer effective February 1, 2018

Cause is defined in the CIC Agreements as (i) the willful and continued failure by the NEO to substantially perform the NEO’s duties after a written demand for substantial performance is delivered to the NEO by the Board, or (ii) the willful engaging by the NEO in conduct which is demonstrably and materially injurious to the company, or (iii) the NEO’s conviction of any felony.

Termination for Good Reason as defined in each NEO’s individual CIC agreement means:

(i) the assignment to the NEO of any duties inconsistent with the NEO’s status as an executive officer of the company or a substantial adverse alteration in the nature or status of the NEO’s responsibilities, including diminution as a result of the company no longer being a publicly traded corporation following the CIC;

(ii) a reduction by the company in the NEO’s annual base salary;

(iii) relocation of the NEO’s principal place of employment to a location more than 50 miles from the principal place of employment immediately before the CIC;

(iv) failure by the company to pay to the NEO any portion of the NEO’s current compensation; or

(v) failure by the company to continue in effect any compensation or benefit plan in which the NEO participates immediately prior to a CIC which is material to the NEO’s total compensation unless an equitable arrangement has been made.

CIC Agreements – Key Terms

We will not provide tax gross-ups under Sections 280G and 4999 of the Internal Revenue Code to any of our NEOs.  Set forth below are certain key terms of the CIC Agreements:

Term of Agreement

Fixed one-year term that automatically renews for an additional year unless notice is given at least 90 days prior to the anniversary of intent not to renew; term automatically continues for two years if the CIC occurs during term.

Severance Benefits	2.5 times base salary plus target AIP for Mr. Maier, 2 times base salary plus target AIP for Messrs. Ford, Bondi, Flaharty and Rice.

Pro rata AIP	Prorated target AIP for year of termination

Health & Welfare Benefit Continuation

Continued life, disability, accident and health insurance benefits (including for the NEO’s dependents) for 24 months following the NEO’s termination date, less the active employee costs for such benefits.

Outplacement	Up to $30,000 in outplacement fees assistance

Accelerated Equity Vesting

Double-trigger accelerated vesting (requires a CIC and qualifying termination of employment) for stock options, RSUs, PSAs, PSUs and other equity grants to vest if assumed by the acquirer; the company may cash out equity grants if not assumed by the acquirer.

Restrictive Covenants	Non-competition and non-solicitation restrictions for twenty-four (24) months post-employment in the case of Mr. Maier and eighteen (18) months for other NEOs

Parachute Tax

Any amounts paid under the CIC Agreement will be reduced to the maximum amount that can be paid without being subject to the excise tax imposed under Internal Revenue Code Section 4999, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount.

“Change in Control” (CIC) generally means the occurrence of one of the following events:

I.

Any person is or becomes the beneficial owner, directly or indirectly, of securities of the company (not including in the securities beneficially owned by such person any securities acquired directly from the company or its affiliates)

representing 35% or more of the combined voting power of the company’s then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in Clause (i) of Paragraph (III) below; or

II.

the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the company) whose appointment or election by the Board or nomination for election by the company’s stockholders was approved or recommended by a vote of at least 2/3 of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

III.

there is consummated a merger or consolidation of the company or any direct or indirect subsidiary of the company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of Directors of the company, the entity surviving such merger or consolidation or, if the company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the company (not including in the securities beneficially owned by such person any securities acquired directly from the company or its affiliates) representing 35% or more of the combined voting power of the company’s then outstanding securities; or

IV.

the stockholders of the company approve a plan of complete liquidation or dissolution of the company or there is consummated an agreement for the sale or disposition by the company of all or substantially all of the company’s assets, other than a sale or disposition by the company of all or substantially all of the company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of Directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a CIC shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the company immediately following such transaction or series of transactions.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

Securities authorized for issuance under equity compensation plans as of December 31, 2017.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future Issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holder(s)	1,846,699(1)	$12.77 (2)	3,626,188 (3)
Equity compensation plans not approved by security holder(s)	0	Not Applicable	0
Totals	1,846,699	$12.77	3,626,188

(1)

Includes RSUs, PSAs, PSUs and stock options to purchase our shares of Common Stock granted under the Company’s 2016 LTIP (including awards granted under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (or predecessor plans) and converted to awards on common stock of the Company and assumed effective as of April 1, 2016 under 2016 LTIP) and 2016 Directors Stock Unit Plan.

(2)	Represents the weighted-average exercise price of the outstanding stock options only; the outstanding RSUs and PSUs are not included in this calculation.
(3)

Reflects shares available pursuant to the issuance of stock options, RSUs, PSUs, or other stock-based awards under the 2016 LTIP and 2016 Directors Stock Unit Plan. This number includes all shares that have been and may be issued under the LTIP since its inception in 2016 including awards granted under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (or predecessor plans) and converted to awards on common stock of the Company and assumed effective as of April 1, 2016 under 2016 LTIP.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act and the related rules of the SEC, we seek your vote to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

As described in detail under the heading “Compensation Discussion and Analysis” in this Proxy Statement, the Board seeks to link a significant portion of senior executive compensation with the Company’s performance. The Company’s compensation programs are designed to reward the Company’s senior executives for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking. The Company’s executive compensation program is strongly aligned with the long-term interests of stockholders. The Company urges you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation program, including our compensation philosophy and objectives and the compensation of the Company’s NEOs during fiscal year 2017.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to the Company’s NEOs, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s NEOs.

Accordingly, the Board and management ask stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee selected KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2018. In accordance with past practice, this selection will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our independent registered public accounting firm. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for 2017. In making this selection, the Audit Committee considered KPMG LLP’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG LLP to the Company.

Management of the Company has primary responsibility for preparing the Company’s financial statements and establishing effective internal control over financial reporting. KPMG LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting based on the criteria established in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Accordingly, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2017 with the Company’s management. The Audit Committee also reviewed and discussed with management the critical accounting policies applied by the Company in the preparation of those financial statements. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, and had the opportunity to ask KPMG LLP questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

The Audit Committee considers the independence, qualifications and performance of KPMG LLP. Such consideration includes reviewing the written disclosures and the letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussing with KPMG LLP their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Armstrong’s Annual Report on Form 10-K for the year ended December 31, 2017. The Audit Committee has also engaged KPMG LLP as the Company’s independent registered public accounting firm for 2018. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2018.

Submitted by the Audit Committee

Michael W. Malone (Chair)

Michael F. Johnston

Kathleen S. Lane

Jeffrey Liaw

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees for professional services rendered by KPMG LLP, our independent registered public accounting firm, for 2017 and 2016 are set forth in the table below.

	(amounts in thousands)
	2017	2016
Audit Fees(1)	$1,913	$1,768
Audit Related Fees(2)	2	2
Audit and Audit Related Fees Subtotal	1,915	1,770
Tax Fees(3)	273	26
All Other Fees		—
Total Fees	$2,188	$1,796

(1)

Audit Fees are for services rendered in connection with the audit of Armstrong Flooring’s consolidated financial statements as of and for the year ended December 31, 2017 and 2016, for which a portion of the billings occurred in the following year. Audit fees were also incurred for reviews of consolidated/combined financial statements included in Armstrong Flooring’s quarterly reports on Form 10-Q, services normally provided in connection with statutory and regulatory filings, services for a preferability letter, and services for consents.

(2)	Audit Related Fees consisted principally of fees for accounting research assistance on technical accounting topics.
(3)	Tax Fees were primarily for tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee adheres to a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-audit services provided by the firm that serves as our independent registered public accounting firm. Pursuant to this policy, management cannot engage the firm for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Audit Committee Chair the authority to pre-approve non-audit services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full Audit Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Exchange Act.

OTHER BUSINESS

The Board knows of no matters other than the foregoing to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports within a prescribed period of time and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to fiscal year 2017 were made on a timely basis.

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to submit stockholder proposals for the 2019 annual meeting of stockholders for inclusion in the Company’s 2019 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s corporate offices in Lancaster, Pennsylvania, no later than December 19, 2018.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2019 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s corporate offices in Lancaster (see above), not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of this annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than February 1, 2019 and no later than March 3, 2019. All director nominations and stockholder proposals must comply with the requirements of our Bylaws, a copy of which may be obtained at no cost from the Corporate Secretary.

In either case, if the date of our 2019 annual meeting of stockholders is more than 25 calendar days before or after the first anniversary of this Annual Meeting, your proposal must be received by the Corporate Secretary by close of business on the tenth day following the day we publicly announce the date of the 2019 annual meeting of stockholders.

Any stockholder proposals not received by such applicable dates will be considered untimely and, if presented at the 2019 annual meeting of stockholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by SEC Rule 14a-4(c).

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Stockholders, including financial statements, is being furnished simultaneously with this Proxy Statement to all stockholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended December 31, 2017, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to: Armstrong Flooring, Inc., Investor Relations, P.O. Box 3025, Lancaster, PA 17603.

Our Annual Report is also available at www.proxyvote.com, or www.armstrongflooring.com – Investor Relations – SEC Filings. The Form 10-K will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Armstrong Flooring under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

ANNEX A

ANNEX A to Armstrong Flooring, Inc. 2018 Proxy Statement

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment plus proceeds from the sale of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current results and prior period results. In addition, the Company has applied pro forma adjustments to the non-GAAP results for periods prior to the Company’s separation from its former parent. For the first quarter of 2016, the pro forma adjustment removes expenses allocated to the Company by its former parent that are not indicative of the estimated expenses the Company incurred post-separation. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies

	Twelve Months Ended December 31,
	2017			2016
	Total	Resilient	Wood	Total	Resilient	Wood
Net (loss) Income	($41.8)			$9.2
Interest Expense	2.8			1.5
Other Expense	0.2			5.8
Net gain from discontinued operations	—			(1.7)
Taxes	-8.2			4.1

Operating Income (Loss)	(47)	9.0	(56)	18.9	15.1	3.8
Depreciation and amortization	78.7	38.7	40	46.6	32.5	14.1
Intangible asset impairment	12.5	—	12.5	—	—	—
Expense related to plant closures, cost reductions, acquisition, and multilayered wood flooring duties	12.1	3.3	8.8	8.4	0.8	7.5
U.S. pension expense	8.9	7.4	1.5	8.7	7.3	1.4
Adjustment for corporate expense	—	—	—	0.5	—	0.5

Adjusted EBITDA	$65.2	$58.4	$6.8	$83.1	$55.8	$27.3

Twelve Months Ended December 31, 2017
Net cash provided by operating activities	$62.9
Purchases of property, plant, and equipment	(44.8)
Sale of assets	0.4
Free cash flow	$18.5

A-1

ARMSTRONG FLOORING, INC.
CHRISTOPHER S. PARISI
2500 COLUMBIA AVENUE
P.O. BOX 3025
LANCASTER, PA 17603

VOTE BY INTERNET
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E46553-P07160

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARMSTRONG FLOORING, INC.

The Board of Directors recommends you vote FOR each of the nominees named in Proposal 1.

1. Election of Directors (nominees 1a, 1b, 1c, 1d, 1e, and 1f) to serve for a one-year term.

Nominees:	For	Against	Abstain
1a. Kathleen S. Lane	☐	☐	☐
1b. Jeffrey Liaw	☐	☐	☐
1c. Donald R. Maier	☐	☐	☐
1d. Michael W. Malone	☐	☐	☐
1e. James J. O'Connor	☐	☐	☐
1f. Jacob H. Welch	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
3. Ratification of election of KPMG LLP as the Company's Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E29128-P92455 ARMSTRONG FLOORING, INC. Annual Meeting of Stockholders June 2, 2017 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Larry S. McWilliams and Donald R. Maier as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the common shares of Armstrong Flooring, Inc. held of record by the undersigned on April 17, 2017, at the Annual Meeting of Stockholders to be held on June 2, 2017 at 9:00 a.m., or any adjournment of postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side